                                                                 EXHIBIT 10.10.2


                           AMENDED AND RESTATED LEASE

                                      AMONG



            LAURELTON INVESTMENTS LTD. AND KBK NO. 197 VENTURES LTD.
                            (TOGETHER, THE "LESSOR")



                                       AND



                            CRYSTAL DECISIONS, CORP.
                                 (THE "LESSEE")



                                       AND


                             CRYSTAL DECISIONS, INC.
                               (THE "INDEMNIFIER")

                                TABLE OF CONTENTS

                                                                                            PAGE
PART 1 - DEFINITIONS.....................................................................    1
   1.1   Definitions.....................................................................    1
PART 2 - DEMISE AND TERM.................................................................    8
   2.1   Demise and Term.................................................................    8
   2.2   Readjustment....................................................................    9
PART 3 - RENT, TAXES AND OTHER CHARGES...................................................   10
   3.1   Basic Rent......................................................................   10
   3.2   Payment of Rent and Additional Rent.............................................   10
   3.3   Net Lease.......................................................................   10
   3.4   Rent............................................................................   10
   3.5   Single Lease....................................................................   11
   3.6   Place of Payment................................................................   11
   3.7   Lessee's Payment of Taxes/Sales Taxes...........................................   11
   3.8   Rental for Irregular Periods....................................................   11
   3.9   Estimate of Additional Rent.....................................................   11
   3.10  Reporting and Audit of Additional Rent..........................................   12
PART 4 - ACCEPTANCE AND FIXTURING OF DEMISED PREMISES....................................   12
   4.1   Lessee Loan for the Original Premises (Except for the Main Floor Expansion
          Leased Premises)...............................................................   12
   4.2   Leasehold Improvements..........................................................   12
   4.3   HVAC Inducement.................................................................   12
   4.4   Early Occupation by Lessee......................................................   13
   4.5   As Is/Lessee's Alterations......................................................   13
   4.6   Restrictions on Construction Activity...........................................   14
   4.7   Lessor's Repairs/Work for the Original Premises (Except for the Main Floor
          Expansion Leased Premises).....................................................   14
   4.7A  Lessor's Repair/Work for the Main Floor Expansion Leased Premises...............   15
   4.7B. Lessor's Repair/Work for the Remainder Premises.................................   16
   4.8   Cash Inducement in Lieu of Lessor's Repairs/Work................................   19
   4.9   Allowances for Leasehold Improvements...........................................   19
   4.10  Lessor's Seismic Upgrading......................................................   20
   4.11  Deferment of Lessor's Repairs/Work on First Expansion Premises Improvements.....   20
   4.12  Responsibility for Repairs/Work to Base Building Systems........................   20
   4.13  Warranties on Leasehold Improvements............................................   20
PART 5 -  CONDUCT OF BUSINESS............................................................   20
   5.1   Permitted Use...................................................................   20
   5.2   Waste and Nuisance..............................................................   21
   5.3   Tidy Condition/Compliance With Laws.............................................   21
   5.4   Environment Warranty - Lessee...................................................   21
   5.5   Signs...........................................................................   22
   5.6   Payment of Lessee's Expenses....................................................   22
PART 6 -  REPAIRS........................................................................   22
   6.1   No Obligation to Repair/Replace.................................................   22
   6.2   Repairs by Lessee...............................................................   22
   6.3   Damage by Lessee................................................................   23
   6.4   Building Compliance/Ordered Upgrades............................................   23
   6.5   Alterations.....................................................................   23
   6.6   Increase in Insurance...........................................................   23
   6.7   Plans and Specifications........................................................   24

   6.8   Non-compliance..................................................................   24
   6.9   Lessor's Property/Fixtures......................................................   24
   6.10  No Liens........................................................................   25
   6.11  Destruction of Demised Premises.................................................   25
PART 7 - COMMON AREAS/SERVICES...........................................................   25
   7.1   Control of Common Areas and Facilities..........................................   25
   7.2   Building Services...............................................................   25
   7.3   Building Alarm..................................................................   26
   7.4   Parking.........................................................................   27
   7.5   Storage and Emergency Generator Rooms...........................................   27
   7.6   Refuse and Deliveries...........................................................   27
   7.7   Directory Board.................................................................   28
   7.8   Satellite and Communications....................................................   28
   7.9   Bicycle Storage.................................................................   28
   7.10  Floor Loading...................................................................   29
PART 8 - ASSIGNMENT AND SUBLETTING.......................................................   29
   8.1   Assignment......................................................................   29
   8.2   Reorganization, Change in Ownership or Use by Affiliate.........................   29
PART 9 -- INSURANCE......................................................................   30
   9.1   Lessee to Insure................................................................   30
   9.2   Lessor to Insure................................................................   30
PART 10 - EXCLUSION OF LIABILITY AND INDEMNITY...........................................   31
   10.1  Lessee's Indemnity..............................................................   31
   10.2  Lessor's Indemnity..............................................................   31
   10.3  Exclusion of Liability..........................................................   31
PART 11 -- LESSOR'S RIGHTS AND REMEDIES..................................................   32
   11.1  Default.........................................................................   32
   11.2  Termination of Lease............................................................   32
   11.3  Payment of Lessor's Expenses....................................................   32
   11.4  Right of Lessor to Perform Lessee's Covenants...................................   33
   11.5  Re-entry........................................................................   33
   11.6  Right of Lessor to Seize........................................................   33
   11.7  Remedies for Non-payment........................................................   33
   11.8  Non-waiver......................................................................   34
   11.9  Remedies Cumulative.............................................................   34
   11.10 Interest........................................................................   34
PART 12 -- MORTGAGES AND ASSIGNMENTS BY LESSOR...........................................   34
   12.1  Subordination...................................................................   34
   12.2  Status Statement................................................................   34
   12.3  Non-disturbance Agreement.......................................................   35
   12.4  Registration....................................................................   35
PART 13 -- OVERHOLDING BY LESSEE.........................................................   35
   13.1  Month to Month Tenancy..........................................................   35
PART 14 - LESSOR'S COVENANTS.............................................................   35
   14.1  Lessor's Covenants..............................................................   35
   14.2  Environment Warranty - Lessor...................................................   36
PART 15 -- GENERAL CONDITIONS............................................................   37
   15.1  Rules and Regulations...........................................................   37
   15.2  Notice..........................................................................   37
   15.3  Showing of Premises.............................................................   38
   15.4  Dispute Resolution..............................................................   39
PART 16 - RIGHT OF FIRST OFFER...........................................................   39

   16.1  Right of First Offer............................................................   39
PART 17 - OPTION TO RENEW................................................................   40
   17.1  Grant of Option.................................................................   40
   17.2  Basic Rent......................................................................   41
   17.3  Exercise of Option..............................................................   41
   17.4  Remainder First Floor Premises..................................................   41
   17.5  Office Premises.................................................................   42
   17.6  Amendments to the Lease.........................................................   42
PART 18 -- INDEMNITY.....................................................................   42
   18.1  Indemnity.......................................................................   42
   18.2  Enforcement of Indemnity........................................................   43
   18.3  Continuation of Indemnity.......................................................   43
   18.4  No Defence......................................................................   43
   18.5  Modification in Writing.........................................................   44
   18.6  Authority.......................................................................   44
   18.7  Enurement.......................................................................   44
   18.8  Assignments, Reorganization, Etc................................................   44
   18.9  New Lease.......................................................................   44
   18.10 Governing Law and Attornment....................................................   44
PART 19 -- RIGHT OF FIRST OPPORTUNITY....................................................   45
   19.1  Right of First Opportunity......................................................   45
   19.2  Right of First Refusal to Purchase..............................................   45
   19.3  Exceptions to Right of First Refusal to Purchase................................   46
PART 20 -- CONTRACTION AND EARLY TERMINATION RIGHT.......................................   46
   20.1  Contraction and Early Termination Right.........................................   46
   20.2  Partial Floor Areas.............................................................   49
PART 21 -- MISCELLANEOUS.................................................................   50
   21.1  Joint and Several Obligations...................................................   50
   21.2  Time of the Essence.............................................................   50
   21.3  Headings........................................................................   50
   21.4  Naming Rights...................................................................   50
   21.5  Loading Dock....................................................................   50
   21.6  Governing Law...................................................................   50
   21.7  Entire Agreement................................................................   50
   21.8  Enurement.......................................................................   51

SCHEDULES

SCHEDULE "A" -- Plan of Premises
SCHEDULE "B" -- Rules and Regulations
SCHEDULE "C" -- Permitted Encumbrances
SCHEDULE "D" -- Omnicron Design

                           AMENDED AND RESTATED LEASE


This amended and restatement of the Lease made September 27, 1999 between the parties hereto as amended by an amendment to lease made as of June 22, 2000 is dated for reference and to be effective as of February 28, 2002.

BETWEEN:

            LAURELTON INVESTMENTS LTD. AND KBK NO. 197 VENTURES LTD., having a business office at 520 -- 701 West Georgia Street, Vancouver, British Columbia, V7Y 1A1

            (together, the "Lessor")

AND:

            CRYSTAL DECISIONS, CORP. (FORMERLY KNOWN AS SEAGATE SOFTWARE (CANADA) INC. AND SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP (CANADA), INC.), having a business office at 840 Cambie Street, Vancouver, British Columbia, V6B 4J2

            (the "Lessee")

AND:

            CRYSTAL DECISIONS, INC., having a business office at 895 Emerson Street, Palo Alto, California, U.S.A., 94301

            (the "Indemnifier")


WHEREAS:

A. The parties executed a lease made September 27, 1999 (and registered a short form of lease in the Vancouver Land Title Office under number BR150878) which was amended by an amendment to lease dated for reference June 22, 2000 (together the "Lease"); and

B.    The parties have agreed to amend and restate the Lease as herein provided;

In consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted and agreed between the parties as follows:


                              PART 1 - DEFINITIONS

1.1   Definitions

      The terms defined herein shall have, for all purposes of this Lease, the following meanings unless the context expressly or by implication otherwise requires:

      (a) "Additional Rent" means all sums of money, other than Basic Rent, which are required to be paid by the Lessee pursuant to any provision of this Lease whether or not they are designated as "Additional Rent";

      (b)   "Assignment" has the meaning set out in Section 8.1;

      (c)   "Basic Rent" has the meaning set out in Section 3.1;

      (d) "Building" means the building, improvements, structures and facilities, including parking facilities, erected on the Lands and having a civic address of 910 Mainland Street, Vancouver, British Columbia;

      (e) "Commencement Date" means, for each of the premises comprising the Demised Premises, the respective date set out in Column 3 in Section 2.1;

      (f) "Consumer Price Index" means the Consumer Price Index for all items for Vancouver, British Columbia issued from time to time by Statistics Canada or its successor, or any other measure hereafter employed by Statistics Canada in lieu of such price index that measures the cost of living in Vancouver, British Columbia. If Statistics Canada or its successor no longer publishes the Consumer Price Index or no longer is operated by the Government of Canada, then any alternate price index designed to fairly reflect changes in the consumer purchasing power of the Canadian dollar, as agreed by the parties, failing agreement, the dispute shall be settled in the manner set out in Section 15.4;

      (g) "Demised Premises" means, as and from the respective Commencement Dates, collectively the Original Premises and the Remainder Premises, each of which premises is outlined in BLACK on the floor plans annexed hereto as Schedule "A";

      (h)   "EML Inducement" has the meaning set out in Section 4.7B(i);

      (i) "Expansion Premises" means the Main Floor Expansion Leased Premises, First Expansion Leased Premises, the Second Expansion Leased Premises and the Third Expansion Leased Premises (but does not include any space leased pursuant to the Right of First Offer in
            Section 16.1);

      (j) "Expiry Date" means, for each of the premises comprised in the Demised Premises, the respective date set out in Column 4 in Section 2.1;

      (k)   "First Floor Patio" has the meaning set out in Section 2.1;

      (l) "First Remainder Premises" means 20.6% of the remaining Usable Area in the Building not leased or committed for lease as of February 1, 2002 and described in Column 1 in Section 2.1;

      (m) "First Expansion Leased Premises" means the premises in the Building and described in Column 1 in Section 2.1 and identified as such on Schedule "A" hereto;

      (n) "Force Majeure" means any act or occurrence which delays or hinders or prevents a party from the performance of any term, covenant or act required under this Lease by reason of strikes, labour troubles, inability to procure material or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, acts of God or other reasons beyond the reasonable control of the applicable party hereto;

      (o) "Hazardous Substances" means any pollutants, contaminants, deleterious substances, underground or above-ground tanks, asbestos materials, hazardous, corrosive, or toxic substances, special waste or waste of any kind, halon, radon, PCB's, or other pollutants, contaminants or hazardous materials or any other substance which is now or hereafter prohibited, controlled, or regulated under environmental laws;

      (p) "Increase in Consumer Price Index" means the fraction which has as its numerator the Consumer Price Index for the year in question and has as its denominator the Consumer Price Index as of June 1, 2000;

      (q) "Initial Leased Premises" means the premises in the Building and described in Column 1 in Section 2.1 and identified as such on Schedule "A" hereto;

      (r) "Lands" means the lands on which the Building is constructed and legally described as: Firstly: Lots 60 and 61, Block 76, District Lot 541, Plan 3469 and; Secondly: Lot "Z", Block 76, District Lot 541, Plan 20357;

      (s) "Leasehold Improvements" means all of the improvements to the Demised Premises to be carried out by the Lessee including:

            (i) all Lessee's interior improvements and remodelling, including a new main reception area, open workstation areas, private hard wall offices, conference rooms, coffee/kitchenettes with hot and cold running water with sink, cabinetry, etc., additional hard wall offices and laboratories, signage, telecom and data cabling costs, certain and specific demolition and reconstruction, new carpeting, doors and hardware throughout the Demised Premises, wall coverings, painting, and patching throughout, the HVAC system and mechanical and electrical installations; and

            (ii)  exterior Building and lobby and floor directory signage;

      (t) "Lessor's Repairs/Work" means the work to be performed by the Lessor and described in Sections 4.7, 4.7A and 4.7B;

      (u)   "Main Entry" has the meaning set out in Section 4.7B(j);

      (v) "Main Floor Expansion Leased Premises" means the premises in the Building and described in Column 1 in Section 2.1 and identified as such on Schedule "A" hereto, and forming part of the Original Premises;

      (w) "Operating Costs" means (without duplication) the total costs and expenses incurred, accrued or attributed by the Lessor to operate, service, maintain, insure, manage, promote, clean, supervise, replace and repair the Lands, Building and Demised Premises and any common facilities and common areas of the Building, and the total costs and expenses incurred, accrued or attributed by the Lessor to discharge its obligations under this Lease. Without limiting the generality of the foregoing, such costs and expenses shall specifically include the supply of all utilities; landscaping; common area interior glazing repair and replacement, if damaged; minor repairs and partial replacing of roof membrane; premiums for insurance the Lessor, in its sole discretion, deems necessary for the operation of the Lands and Building, acting reasonably; painting; signs; sanitation control; snow removal; security; rental or replacement of machinery and equipment which by their nature require periodic replacement or substantial replacement (including without limitation, maintenance and janitorial equipment); the reasonable wages and salaries of personnel (including any benefits paid) and fees to independent contractors required in connection therewith; and a management fee payable to a third party or the Lessor for managing the Lands and Building (without duplication for the cost of salaried employees), which management fee in either case shall be limited to an amount equal to the aggregate of $0.60 per square foot of Rentable Area of the Original Premises plus $0.48 per square foot of the Rentable Area of the Remainder Premises, such amount to be paid during each year of the initial Term of this Lease and subject to an Increase in the Consumer Price Index during any renewals. Operating Costs shall exclude, or have deducted from them, as the case may be:

            (i) all amounts which otherwise would be included in Operating Costs which are recovered by the Lessor from tenants (other than under sections of their leases comparable to Section 3.2 of this Lease);

            (ii) such of the Operating Costs as are recovered from insurance proceeds, to the extent such recovery represents reimbursements for costs previously included in Operating Costs;

            (iii) interest on debt and capital retirement of debt;

            (iv) ground rent payable by the Lessor to the owner of the Lands under any ground lease of the Lands;

            (v)   gas and hydro costs, except as permitted pursuant to Section
                  7.2;

            (vi) the amount allocated from time to time by the Lessor to, and relating to the Lands and Building of, any capital tax payable by the Lessor or the owners of the Lands and Building under any legislation, provincial or federal, imposing taxes on account of capital, calculated as if the Building were the only property of the Lessor or the owners of the Lands and Building;

            (vii) costs of maintaining and repairing structural elements of the
                  Building, costs for the initial installation of all external glazing and costs of correcting construction defects as they relate to the base Building finishes;

            (viii) costs for which the Lessor is reimbursed;

            (ix) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

            (x) costs associated with the operation of the business entity which constitutes the Lessor as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Lessor's interest in the Building, costs of any disputes between the Lessor and its employees (if any) not engaged in the Building operation, disputes of Lessor with building management, or fees or costs paid in connection with disputes with other tenants;

            (xi) fines or penalties and interest thereon arising from the acts or omissions of the Lessor or those for whom it is responsible for at law;

           (xii) subject to Section 9.2, any damage or loss resulting from any casualty which the Lessor covenanted to insure against (except to the extent of any deductible);

           (xiii)  capital costs which do not materially reduce Operating
                   Costs or which do not improve the operation of the Building in a manner which is of material benefit to either the Lessee or to the Lessee's business. The parties further agree that capital costs are not costs normally incurred for the repair, replacement or maintenance of existing building equipment or systems, but will include replacements resulting in material upgrades to such equipment or systems, and will include the replacement of HVAC systems and the main electrical transformers. For greater certainty, the parties agree that, without limitation, replacement of carpeting and toilets in common areas when needed and to a standard consistent with a Class B professional building, and minor repairs and partial replacement of roof membranes are examples of repair and maintenance rather than capital cost items, but upgrades made to the Building to enable the Lessor to better market the Building are examples of capital cost items not of material benefit to either the Lessee or its business;

            (xiv) subject to Section 14.2, the cost of removing, encapsulating or otherwise abating any Hazardous Substance in or about the Building (except if placed or caused by the Lessee or those for whom the Lessee is responsible at law);

            (xv) legal fees pertaining to leasing issues, space planner's fees, real estate brokers' leasing commissions, lease take-over costs, advertising and marketing expenses and all other leasing expenses;

            (xvi) the wages of an employee for the periods of time that such employee is not devoting his or her time to the Building (allocations of the time pooled employees are permitted); and

            (xvii) all costs associated with repair or maintenance of HVAC equipment, plumbing, electrical equipment and all other utilities servicing all Rentable Areas in the Building other than the Demised Premises;

      (x) "Original Premises" means the Initial Leased Premises and the Expansion Premises;

      (y)   "Patio Inducement" has the meaning set out in Section 4.7B(g);

      (z)   "Permitted Encumbrances" has the meaning set out in Section 19.1;

      (aa) "Possession Date" means, for each of the premises comprising the Demised Premises, the respective date set out in Column 2 in Section
            2.1 for the purpose of planning and constructing the Leasehold Improvements;

      (bb) "Proportionate Share" means the proportion, at any given time, that the aggregate Rentable Area of the premises comprising the Demised Premises as at that time is of the aggregate of all Rentable Areas in the Building;

      (cc) "Remainder First Floor Premises" has the meaning set out in Section 17.3(a);

      (dd) "Remainder Premises" means the First Remainder Premises, the Second Remainder Premises and the Third Remainder Premises (but does not include any space leased pursuant to the Right of First Offer in
            Section 16.1);

      (ee)  "Rent" has the meaning set out in Section 3.4;

      (ff)  "Rentable Area" means, with respect to the Demised Premises:

            (i)   in the case of the Original Premises:

                  (A) from the date of this Lease to and including September 30, 2003, Rentable Area of those parts of the Original Premises on the first and second floor of the Building means the Usable Area of such premises multiplied by 112%, and on the third floor of the Building means the Usable Area of such premises multiplied by 108.4%; and

                  (B) from October 1, 2003 for the balance of the Term and any renewal thereof, the Rentable Area of the Original Premises means the rentable area of such Original Premises calculated in accordance with the methods of measuring rentable office areas as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers' Association ("BOMA") International; and

            (ii)  in the case of the Remainder Premises:

                  (A) from the date of this Lease to and including September 30, 2003, the Rentable Area of the Remainder Premises means the Usable Area of the Remainder Premises without a gross up factor; and

                  (B) from October 1, 2003 for the balance of the Term and any renewal thereof, the Rentable Area of the Remainder Premises means the rentable area of such Remainder Premises, calculated in accordance with the methods of measuring rentable office areas as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers' Association ("BOMA") International;

      (gg)  "Rentable Areas in the Building" means:

            (i) from the date of this Lease to and including September 30, 2003, the aggregate of all rentable areas within the Building, as determined from time to time by the Lessor, acting reasonably, being the aggregate of the Rentable Area of the Demised Premises during such period, the rentable areas of all spaces and premises in the Building serviced by air conditioning, as defined in the Lessor's other, or if expired the last, leases and rental contracts with other tenants from time to time, and the rentable area of any vacant space serviced by air conditioning measured in a comparable manner to such other leases and rental contracts; and

            (ii) from October 1, 2003 for the balance of the Term and any renewal thereof the aggregate of all rentable areas in the Building calculated in accordance with the methods of measuring rentable office areas as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by BOMA International;


      (hh) "Sales Taxes" means taxes, value-added taxes, multistage taxes, business transfer taxes and any other similar taxes imposed in respect of the rent payable by the Lessee under this Lease or in respect of the Demised Premises;

      (ii)  "Second Floor Patio" has the meaning set out in Section 4.7B(g);

      (jj) "Second Remainder Premises" means 39.2% of the remaining Usable Area in the Building not leased or committed for lease as of February 1, 2002 and described in Column 1 in Section 2.1;

      (kk) "Second Expansion Leased Premises" means the premises in the Building and described in Column 1 in Section 2.1 and identified as such on Schedule "A" hereto;

      (ll) "Taxes" means the real property taxes (including local improvement rates), licence fees, assessments, or other charges levied or imposed by any provincial, municipal, school or other authority against the Lands and Buildings or the Demised Premises;

      (mm) "Term" means for each of the premises comprising the Demised Premises, the respective period of time set out in Column 5 in
            Section 2.1;

      (nn) "Third Remainder Premises" means 40.2% of the remaining Usable Area in the Building not leased or committed for lease as of February 1, 2002 and described in Column 1 in Section 2.1;

      (oo) "Third Expansion Leased Premises" means the premises in the Building and described in Column 1 in Section 2.1 and identified as such on Schedule "A" hereto; and

      (pp) "Usable Area" means the usable area of the Demised Premises calculated in accordance with the methods of measuring usable areas as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by BOMA International, except that "Usable Area in the Building" for the definitions of First Remainder Premises, Second Remainder Premises and Third Remainder Premises shall refer to all remaining Usable Area in the Building that is not committed for lease as of

            February 1, 2002, but excluding required common corridors and exits, the existing room on the Cambie frontage immediately north of the loading dock area, loading bays including the loading landings and existing loading dock building operation rooms, common electrical and telephone rooms and any additional common areas required by the City building codes.


                            PART 2 - DEMISE AND TERM

2.1   Demise and Term

      In consideration of the rents, covenants, conditions and agreements hereinafter reserved and contained on the part of the Lessee to be paid, observed and performed, the Lessor hereby demises and leases unto the Lessee the Demised Premises on the terms and conditions contained in this
      Lease:

      (a) to hold the Demised Premises for and during the Term, unless sooner terminated pursuant to the terms of this Lease, commencing on the respective Commencement Dates and ending on the Expiry Date, as follows:

        ------------------------ ----------------- ----------------- -------------- -----------
        COLUMN 1                 COLUMN 2          COLUMN 3          COLUMN 4       COLUMN 5
        --------                 --------          --------          --------       --------
        PREMISES/RENTABLE AREA   POSSESSION        COMMENCEMENT      EXPIRY         TERM
        (SQ. FT.)                DATE              DATE              DATE
        ------------------------ ----------------- ----------------- -------------- -----------

        9,183 -- 1st floor       January 1, 2000   June 1, 2000      December 31,   14 years,
        14,034 -- 2nd floor                                          2014           7 months
        19,874 -- 3rd floor
        (the "Initial Leased
        Premises")
        ------------------------ ----------------- ----------------- -------------- -----------

        11,234 -- 3rd floor      August 1, 2000    December 1, 2000  December 31,   14 years,
        (the "First Expansion                                        2014           1 month
        Leased Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

        33,312 -- 1st floor      January 1, 2001   April 1, 2001     December 31,   13 years,
        (the "Main Floor                                             2014           9 months
        Expansion Leased
        Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

        12,380 -- 3rd floor      April 1, 2001     July 1, 2001      December 31,   13
        (the "Second Expansion                                       2014           years,  6
        Leased Premises")                                                           months

        ------------------------ ----------------- ----------------- -------------- -----------

        31,007 -- 3rd floor      September 1,      January 1, 2002   December 31,   13 years
        (the "Third Expansion    2001                                2014
        Leased Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

        ------------------------ ----------------- ----------------- -------------- -----------
        COLUMN 1                 COLUMN 2          COLUMN 3          COLUMN 4       COLUMN 5
        --------                 --------          --------          --------       --------
        PREMISES/RENTABLE AREA   POSSESSION        COMMENCEMENT      EXPIRY         TERM
        (SQ. FT.)                DATE              DATE              DATE
        ------------------------ ----------------- ----------------- -------------- -----------
        approx. 21,000 -- on     March 1, 2002     January 1, 2003   December 31,   12 years
        either the 1st, 2nd or                                       2014
        3rd floors as
        determined by the
        Lessee in its sole
        discretion (the "First
        Remainder Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

        approx. 40,000 -- on     March 1, 2002     May 1, 2003       December 31,   11 years,
        either the 1st, 2nd or                                       2014           8 months
        3rd floors as
        determined by the
        Lessee in its sole
        discretion (the
        "Second Remainder
        Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

        approx. 41,000 -- on     March 1, 2002     October 1, 2003   December 31,   11 years,
        either the 1st, 2nd or                                       2014           3 months
        3rd floors as
        determined by the
        Lessee in its sole
        discretion (the "Third
        Remainder Premises")

        ------------------------ ----------------- ----------------- -------------- -----------

      (b) notwithstanding the Possession Dates set out above, the Lessee agrees to provide not less than ninety (90) days prior written notice to the Lessor before the Lessee takes possession of any part or parts of the Remainder Premises for the purpose of constructing and installing Leasehold Improvements.

      Subject to existing encumbrances and utility rights of way (whether registered or unregistered), the Lessor also agrees that the Lessee is entitled to the exclusive use of that exterior area (the "First Floor Patio") of the Lands located adjacent to the first floor of the Building beside the Initial Leased Premises, approximately as outlined in RED on the floor plan annexed hereto as Schedule "A", provided that if such area is used for the Lessee's parking, the terms and conditions of Section 7.4 will apply to such parking.

2.2   Readjustment

      If the Rentable Area of the Demised Premises was estimated by or on behalf of the Lessor for the purposes of this Lease because the Rentable Area thereof could not be accurately calculated prior to the execution of the Lease, or if the Rentable Area of the Demised Premises changes at any time during the Term, then, when the Rentable Area of the Demised Premises can be accurately calculated and if the estimate previously made was not correct or has changed, the Rentable Area of the Demised Premises shall then be calculated as provided herein and the appropriate adjustments made with respect to Basic Rent payable under this Lease and to the definition of Proportionate Share. The Lessor agrees that the area of the Remainder Premises will be measured prior to the first Commencement Date for the Remainder Premises.

                     PART 3 - RENT, TAXES AND OTHER CHARGES

3.1   Basic Rent

      Subject to Section 7.5, the Lessee covenants and agrees to pay to the Lessor in lawful money of Canada rent (the "Basic Rent") in the amount of:

      (a) $12.50 per square foot of Rentable Area per annum of that portion of the Demised Premises comprising the Original Premises from and as of the respective Commencement Dates to and including December 31, 2007;

      (b) $13.00 per square foot of Rentable Area per annum of that portion of the Demised Premises comprising the Remainder Premises from and as of the respective Commencement Dates to and including December 31, 2007; and

      (c) $15.00 per square foot of Rentable Area per annum of the Demised Premises from and as of January 1, 2008 to and including December 31, 2014.

3.2   Payment of Rent and Additional Rent

      The Lessee shall pay Basic Rent in advance in equal monthly instalments without set-off or deduction on the 1st day of each month during each year of the Term to the Lessor, the first of such payments to be made on the respective Commencement Dates, together with the following:

      (a)   goods and services tax attributable to Basic Rent;

      (b)   the Lessee's Proportionate Share of Operating Costs;

      (c)   payment for the parking stalls pursuant to Section 7.4;

      (d) the monthly rent for the storage and emergency generator rooms pursuant to Section 7.5; and

      (e)   any other Additional Rent.

3.3   Net Lease

      It is understood and agreed that this Lease is a completely net lease to the Lessor except as otherwise stated in this Lease. The Lessor is not responsible for any costs, charges or expenses relating to the Demised Premises, their upkeep, use, occupancy, contents, equipment, improvements or the business carried on in them and the Lessee shall be responsible for all such charges, impositions, costs and expenses, except as stated in this Lease.

3.4   Rent

      It is further understood and agreed that the term "Rent" as used in this Lease shall include all Basic Rent, and all other costs, charges or expenses relating to the Demised Premises or the Lands and Building which are the responsibility of the Lessee hereunder and such other charges, if any, shall be designated as Additional Rent.

3.5   Single Lease

      For greater certainty the parties agree that, notwithstanding the respective Commencement Dates for the portions of the Demised Premises, this is a single lease in respect of the Demised Premises. Without limiting the generality of the foregoing, a default by the Lessee in payment of Basic Rent or a breach of any term with respect to a portion of the Demised Premises is a breach of this Lease in respect of all of the Demised Premises and the Lessor may exercise its rights and remedies against the Lessee with respect to all of the Demised Premises.

3.6   Place of Payment

      All payments of Rent shall be paid to the Lessor at the address shown on page 1 or at such other address as the Lessor shall designate in writing.

3.7   Lessee's Payment of Taxes/Sales Taxes

      (a) The Lessee covenants to pay to the Lessor upon written notice from the Lessor, as Additional Rent hereunder, its Proportionate Share of Taxes. The Lessee with the prior written consent of the Lessor, such consent not to be unreasonably withheld or delayed, may, at its own expense, contest any Taxes and appeal any assessments with respect to the Land, Building and the Demised Premises, provided all penalties, interest and other costs arising out of such actions are to be paid for by the Lessee (unless the Lessee is successful and in such event such costs are to be included in Operating Costs).

      (b) The Lessee shall pay Sales Taxes whether they are characterized as a goods and services tax, sales tax, value-added tax, multi-stage tax, business transfer tax or otherwise with the intent that the Lessor be fully indemnified in respect of all Sales Taxes payable or collectible in respect of the Rent payable in respect of this Lease or the Demised Premises. Sales Taxes payable by the Lessee will be calculated by the Lessor in accordance with the applicable legislation.

3.8   Rental for Irregular Periods

      If the Term of this Lease expires before the end of any calendar year with respect to which Additional Rent is payable under this Lease, the Lessee shall pay its Proportionate Share of such Additional Rent based upon the number of days of the term of this Lease within such year, and the Lessee shall pay such Additional Rent upon demand, notwithstanding that the term of this Lease may have expired at the time of such demand.

3.9   Estimate of Additional Rent

      It is agreed that the Lessor may estimate the amount of Additional Rent for each year and upon notice from the Lessor, the Lessee shall pay the amount so estimated in instalments of such amount or amounts and at such time or times as the Lessor shall determine, including but without limiting the generality of the foregoing, on the 1st day of each and every month of the Term. Within thirty (30) days after determination of the actual amount of the Additional Rent for which the Lessee is responsible, there shall be an appropriate adjustment between the Lessor and the Lessee so that the total amount paid by the Lessee pursuant to this Section in advance or by instalments or otherwise does not exceed the actual amount of Additional Rent for which the Lessee is responsible in respect of the year for which the Lessee made advance or instalment payments. Notwithstanding the foregoing, nothing in this Section 3.9 shall be interpreted to require the Lessee to prepay estimated Taxes more than thirty (30) days prior to the date(s) on which such tax payments are payable to the taxing authority, provided that the Lessee covenants and agrees that a default in paying the estimated Taxes, upon not less than five (5) days' notice from the Lessor, at least thirty (30) days prior to such date(s) provides to the Lessor the same remedies as a default in the payment of Rent. The Lessor shall forward to the Lessee a copy of each statement of the Taxes issued by the City of Vancouver within ten (10) days of receipt.

3.10  Reporting and Audit of Additional Rent

      (a) For the period up to December 31, 2002, the Lessor shall deliver to the Lessee within one hundred and twenty (120) days after the end of each fiscal year a written statement setting out in reasonable detail the actual amount of Additional Rent for such fiscal year and the statement shall be audited if requested by the Lessee within one hundred and twenty (120) days of receipt of such statement at the Lessee's expense (unless such audit determines that the Lessor has overcharged the Additional Rent by more than 3%, and in such event, solely at the Lessor's cost) by a certified chartered accountant of the Province of British Columbia. The Lessee, at its option and cost, shall be permitted to review such audited statement with the Lessor's auditor upon providing at least fourteen (14) days' prior notice to the Lessor.

      (b) For the period from January 1, 2003 until the expiry of the Term and any renewals thereof, the Lessor shall deliver to the Lessee within one hundred and twenty (120) days after the end of each fiscal year a written audited statement setting out in reasonable detail the actual amount of Additional Rent for such fiscal year prepared by a certified chartered accountant of the Province of British Columbia. The Lessee agrees that the cost of having the statement of Additional Rent audited will be a cost payable by the Lessee within fifteen (15) days of delivery of the account. The Lessee, at its option and cost, shall be permitted to review such audited statement with the Lessor's auditor upon providing at least fourteen (14) days' prior notice to the Lessor.


              PART 4 - ACCEPTANCE AND FIXTURING OF DEMISED PREMISES

4.1 Lessee Loan for the Original Premises (Except for the Main Floor Expansion Leased Premises)

      [Intentionally Deleted]

4.2   Leasehold Improvements

      [Intentionally Deleted]

4.3   HVAC Inducement

      As an inducement for the Lessee agreeing to execute this Lease, the Lessor shall pay to the Lessee $8.00 (plus applicable goods and services tax ("GST")) per square foot of the Usable Area of the Original Premises (except for the Main Floor Expansion Leased Premises) towards the cost of installing a new HVAC system for the Demised Premises as designed by the Lessee's consultants. Such inducement shall be payable on the applicable Commencement Dates for the Original Premises. If required by the Lessee for additional equipment to service the Demised Premises, the Lessor shall provide the Lessee during the Term and any renewal thereof (save and except a renewal pursuant to section 17.1(b)) with exclusive use of, and unrestricted access to, an area on the north half of the Building's roof designated by the Lessor, having an area approximately equal to the area occupied by the Lessee's HVAC equipment on the south half of the Building's roof, free of Rent, for the housing of the Lessee's equipment. The Lessee shall have the use of, and unrestricted access to, the existing area on the south half of the Building's roof housing the Lessee's HVAC equipment, free of Rent during the Term of this Lease and any renewals thereof. The Lessor confirms that the Lessee may, at its cost, construct an enclosure surrounding the Lessee's equipment within each of the areas provided for the Lessee's use pursuant to this Section. The Lessee will have unrestricted access at all times to its equipment. The Lessor will be solely responsible on a non pass-through basis for any required modifications to existing HVAC units serving, or installing any new HVAC units required to serve, other tenants in the Building, save and except that if the Lessee exercises its right to renew pursuant to Section 17.1(b), the Lessee covenants and agrees that, notwithstanding anything herein to the contrary, during any such renewal period the Lessor shall be entitled to use the existing and any future HVAC units installed by the Lessee for the use and benefit of other tenants in the Building in a manner in keeping with a Class B professional office building provided the HVAC units continue also to service those parts of the Demised Premises which are renewed by the Lessee, and the maintenance and repair of such HVAC units is wholly assumed by the Lessor as an Operating Cost.

4.4   Early Occupation by Lessee

      Subject to Force Majeure and to Section 2.1(b) of this Lease, the Lessee shall be entitled to have access to the Demised Premises for the purpose of planning and constructing its Leasehold Improvements on the applicable Possession Dates. During any period prior to a Commencement Date (being the fixturing period from the Possession Date to a Commencement Date) in which the Lessee is permitted to have occupancy of premises forming part of the Demised Premises, whether exclusively or in common with the Lessor, its contractors, sub-contractors or employees, and with respect to such premises, the Lessee shall be bound by all the provisions of this Lease other than those requiring payment of Rent. If the Lessor is unable to substantially complete demolition of a part or parts of the Remainder Premises (excepting any areas left undemolished to maintain the Lessee's exit corridors to exit stairwells) by a date which is at least four (4) months prior to an applicable Commencement Date, then the applicable Commencement Date will be extended by a period equivalent to the period of delay.

4.5   As Is/Lessee's Alterations

      The Lessee confirms that it is leasing the Demised Premises on an "as is" basis with the exception of Lessor's Repairs/Work. Any alterations the Lessee wishes to carry out to the Demised Premises shall comply with the terms of this Lease and the Lessee shall obtain any applicable approvals from the City of Vancouver and of the Lessor's architects, mechanical, electrical and structural consultants, at the Lessee's cost. The Lessee agrees to review all building permit applications with the Lessor or Lessor's consultants prior to submittal of same to the City of Vancouver, and to amend said permits as reasonably required by the Lessor to ensure that only expenditures which must be listed are included in the application, which applications the Lessor agrees to review without delay. The Lessee will prepare and submit to the Lessor for the Lessor's written approval, such approval not to be unreasonably withheld or delayed, all plans and specifications for the proposed Lessee's work and fixturing for the Demised Premises. The Lessor acknowledges that the Lessee's alterations will result in building code upgrades being required to the Building for which the Lessor will be solely responsible, and agrees that the extent, type or cost of such upgrades will not be reason for the Lessor to object to any alterations proposed by the Lessee (i.e. the Leasehold Improvements are anticipated to be comparable to the Lessee's improvements at 840 Cambie Street, and to include one internal stairwell connecting the first floor, second floor and third floor of the Building and a data systems centre).

4.6   Restrictions on Construction Activity

      (a) The Lessor and Lessee acknowledge that part or parts of the Lessor's Repairs/Work and Lessee's tenant improvement work are likely to be disruptive, and that construction activity that causes excessive noise, structural vibration, odour or compromised air quality over or close to occupied space are likely to create unreasonable levels of disruption. For greater clarification but without limitation, the Lessor acknowledges that jack hammering, hammer drilling and concrete vibration (or other activities creating similar levels of noise or vibration) during business hours south of the Building expansion joint are likely to cause unreasonable disruption to the Lessee, and the Lessee acknowledges that jack hammering, hammer drilling and concrete vibration (or other activities creating similar levels of noise or vibrations) during business hours north of the Building expansion joint are likely to cause unreasonable disruption to other occupants and tenants of the Building. Accordingly, the Lessor and Lessee agree that:

            (i) construction activities which are likely to cause unreasonable disruption to the Lessee or other occupants and tenants of the Building will be scheduled for non-business hours, being prior to 8:00 a.m. and after 5:00 p.m. on weekdays, and at any time on Saturdays, Sundays and statutory holidays; and

            (ii) construction activities initiated during business hours which prove to cause unreasonable disruption to the Lessee or other occupants or tenants of the Building will be curtailed immediately (or as soon as reasonably possible if, due to the nature of the construction activity, it cannot be stopped immediately without unreasonable commercial consequences) upon verbal notice from either the Lessee or the Lessor, and re-scheduled for the aforementioned non-business hours.

      (b) The Lessor and Lessee acknowledge that some construction noise may occur during business hours that is audible in occupied areas. The intent of this provision is to eliminate unreasonable or excessive disruption to the business of the Lessee and other occupants and tenants of the Building during business hours.

      (c) Each of the Lessor and the Lessee also agree to designate a representative who will be available at all times to deal with construction complaints and issues.

      (d) Each of the Lessor and the Lessee agree that within thirty (30) days of the effective date of this Lease, each will prepare and send to the other a construction schedule setting out in detail a timetable as to when each part or stage of their respective work is estimated to be completed. Upon receipt of the schedules, each of the Lessor and the Lessee will then, acting reasonably, approve to any revisions to the schedule of dates from time to time as may be appropriate.

4.7 Lessor's Repairs/Work for the Original Premises (Except for the Main Floor Expansion Leased Premises)

      The Lessor shall, at its cost, provide only those repairs and improvements detailed as follows, unless otherwise provided in this Lease:

      (a) Electrical Service. The existing electrical room and a 120/208V distribution centre on the first floor of the Building provided by the Lessor within the Demised Premises;

      (b) Lighting Inducement. The Lessor agrees to provide to the Lessee an inducement in an amount equal to $4.00 per square foot of the Rentable Area of the Original Premises (less the Main Floor Expansion Leased Premises), plus GST, towards the cost of lighting, such inducement to be paid to the Lessee within thirty (30) days of completion of the installation of the lighting by the Lessee in an area or areas of the Original Premises less the Main Floor Expansion Leased Premises;

      (c) Location for Lessee's Emergency Power Equipment. As agreed to by the Lessor and the Lessee as of the date of this Lease;

      (d) Demolition. Demolition including removal of all interior partitions to underside of structure, the removal of resilient and carpet flooring, and the removal of the t-bar ceilingS and lighting. Existing washrooms are to remain. Subject to Force Majeure, the Lessor shall carry out it's demolition work pursuant to the terms of this Lease within ninety (90) days of receipt of written notice from the Lessee requesting demolition for no more than 40,000 square feet of space, and proportionately longer notice for an area greater than 40,000 square feet. Notwithstanding the foregoing, the Lessor may carry out any demolition work at any time and in any location without receiving prior notice from the Lessee, provided the Lessor provides prior notice to the Lessee;

      (e) Window Coverings. Building compatible standard window coverings throughout (which are to be venetian blinds, colour and type to be selected by the Lessee) are to be provided for all exterior windows;

      (f) Windows. Twelve (12) linear feet by five (5) feet of exterior window in each full exterior bay of the Original Premises, with the exception of where exterior wall washrooms are located, the two (2) bays on the second floor fronting on Mainland Street, and where stairwells or other impediments makes the installation of exterior windows impractical. All existing windows will be replaced with new windows measuring twelve (12) linear feet by five (5) feet (the existing windows are twelve (12) feet by approximately three (3)
            feet);

      All of the work described above shall be completed by the Lessor to a building standard consistent with a Class B professional office building and shall encompass the specific reasonable requirements of the Lessee. The Lessee and the Lessor agree that contractors for each of the Lessee and the Lessor may undertake work within the Demised Premises concurrently.

4.7A  Lessor's Repair/Work for the Main Floor Expansion Leased Premises

      The Main Floor Expansion Leased Premises are leased by the Lessee on an "as is where is" basis. Notwithstanding the foregoing, the Lessor shall, at its own cost, provide those repairs and improvements for the Main Floor Expansion Leased Premises detailed as follows:

      (a) Demolition. Demolition of all interior partitions (excluding the washrooms) and removal of flooring coverings and the T-bar ceiling. The Lessor's demolition rights set out in section 4.7 apply mutatis mutandis to the Main Floor Expansion Leased Premises.

      (b) New Demising Walls. Construction of demising walls consistent with the demising walls constructed by the Lessor for the Initial Leased Premises.

      (c) Windows. Installation of four exterior windows along Nelson Street and five exterior windows along Mainland Street, each placed in the middle of exterior bays. Exterior windows installed along the Nelson Street frontage will have approximately the same sill heights as those installed for the Lessee on the second floor and will measure approximately twelve (12) feet wide by six (6) feet high. Some or all of any exterior windows installed on the Mainland Street frontage will have sill heights higher than those installed on the second floor, and the vertical dimension of the windows will start at approximately five (5) feet and decrease somewhat moving towards the middle of the Building on Mainland Street.

      The Lessor and the Lessee agree that contractors for each of the Lessee and the Lessor may undertake work within the Main Floor Expansion Leased Premises concurrently. Notwithstanding the foregoing, the Lessee acknowledges that dry-walling and taping of new demising walls cannot commence until the Lessee's contractor completes electrical and communications work in said new walls. Therefore the Lessee agrees that the delays suffered by the Lessor in the completion of dry-walling and taping of the new demising walls (collectively the "Crystal Dependant Work") as a result of delays in the Lessee's electrical work or communications work, shall not result in an extension of the Commencement Date provided that the Lessor carries out the Crystal Dependent Work in a reasonable time period upon being in a position to do so.

4.7B. Lessor's Repair/Work for the Remainder Premises

      The Lessor agrees, that in consideration for the Lessee agreeing to lease the Remainder Premises, the Lessor has agreed to substantially repair and renovate the Building from its current use as a multi-tenant facility for showmart tenants into a Class B professional office building. The Lessor will proceed expeditiously, using reasonable commercial efforts, to complete this work as soon as reasonably possible, subject to Force Majeure. The Lessor shall, as its own cost (and not to be included in Operating Costs, except that following initial construction, repairs and maintenance will be included in Operating Costs except for structural defects which are the responsibility of the Lessor) provide those repairs and renovations to the Remainder Premises, and to the Building as specifically provided herein, which are detailed as follows:

      (a) Hydro Capacity. Prior to December 31, 2002, the Lessor will upgrade the Building with sufficient hydro capacity to provide the Lessee with access to not less than 12 watts per square foot of Usable Area leased by the Lessee.

      (b) Roof Membrane. The Lessor will replace the roof membrane and wearing surface on the top level of the Building. The Lessee acknowledges that this replacement work has already been completed by the Lessor underneath the new HVAC units on the Building's roof. The Lessor intends to commence this work in the spring of 2002 at the north end of the Building and to complete this work in the late summer or early fall, including the occupied south portion of the roof deck, subject to Force Majeure. The Lessor agrees that it will be solely responsible for the cost (including, without limitation, lost revenue on effected parking stalls), of decommissioning old HVAC units, inserting skylights/lightwells as contemplated by Section 4.7B(f), and for any changes to the rooftop configuration made by the Lessor. The Lessee recognizes that the Lessor must comply with the City of Vancouver parking provisions and bylaws.

      (c) Exterior Building Finish. Subject to City approval and City required modifications, if any, the Lessor will refinish the exterior walls of the Building substantially based upon the design approved by the Lessor and the Lessee in writing, a copy of which is attached to this Lease as Schedule "D". Any changes to such design requested by the Lessee will be subject to the approval of the Lessor (such approval not to be unreasonably withheld), and to City approval, and any significant extra cost incurred by the Lessor directly as a result of such changes requested by the Lessee will be at the cost of the Lessee (the Lessor hereby agreeing that minor changes having a cost in aggregate of less than $5,000 will be taken care of by the Lessor). New exterior lighting will be incorporated into the design.

      (d) Demolition. The Lessor will demolish existing interior drywall partitions, remove existing floor coverings, remove all unnecessary ducts, conduits and piping (except for sprinklers) and remove interior finish on exterior walls throughout the Remainder Premises. The Lessor's demolition rights set out in section 4.7 apply mutatis mutandis to the Remainder Premises.

      (e) Building Access Security System. The Lessor agrees to retain a contractor or consultant to design and implement an access and security system (the "System") covering common areas of the Building and the Lessor and the Lessee will, acting reasonably, agree on the appropriate components to be included within the System. Card access will be provided at the Main Entry on Mainland Street, the roof entrance above the main building entrance, and in the passenger elevator adjacent to the main building entrance. If feasible, said card access will be an extension of the Lessee's own access system. In addition, security cameras will be installed in the loading dock area, at the bottom of any common stairwells that are accessible to the public from the street level, and at the entrance point to the roof parking. Said cameras will be monitored by the Lessee from within the Demised Premises, it being agreed that the Lessor shall indemnify the Lessee and save it harmless from any liability which may arise as a result of the presence of security cameras, a lack of effectiveness either as a result of defects in the equipment or insufficient monitoring, and this indemnity shall be included within the Lessor's indemnity described in Section 10.2 of this Lease. It is agreed that the Lessor shall be responsible for the cost of initially installing the System and any subsequent costs for maintenance, replacement or upgrade to the System shall form part of the Operating Costs.

      (f) Skylights and Lightwells. Subject to City approval and satisfying City of Vancouver parking stall requirements, the Lessor agrees to install and construct two (2) skylights and lightwells to the second floor from the rooftop parking deck in locations to be mutually agreed upon, both parties acting reasonably. The Lessor agrees to maximize the size of the skylights and lightwells within four adjacent columns it being agreed that the Lessor will not remove the second floor roof slab past the line of the column drop panels supporting the slab. The Lessor's responsibilities will be limited to cutting and removing the second and third floor roof slabs, related slab reinforcement if structurally required so that there is no material impact on the current seismic rating of the Building, roof membrane repairs, and the provision and installation of the skylights. The Lessor will complete this work as part of the roof membrane replacement described in paragraph (b) above.

      (g) Patio Inducement. The Lessor agrees that the Lessee may construct a patio (the "Second Floor Patio") on the second floor parking deck facing Nelson Street approximately in the area shown on Schedule "A" hereto comprising a space of approximately 2,500 square feet. The Lessor agrees to provide the Lessee with an inducement of $20,000.00 plus GST (the "Patio Inducement") towards the cost of constructing the Second Floor Patio. The Patio Inducement will be paid to the Lessee upon substantial completion of the

            Second Floor Patio. Construction of the Second Floor Patio is subject to approval by the City of Vancouver. Provided the Second Floor Patio is approved by the City of Vancouver and constructed by the Lessee, no parking will be permitted by the Lessor within such space, and exclusive use of the Second Floor Patio shall be provided to the Lessee at no charge during the Term and any renewals thereof. The Lessor also agrees that it will replace the roof railings with metallic coloured railings and the ramp railings will have perforated infill panels installed, also with a metallic finish, all subject to City approval.

      (h) Washroom Inducement. The Lessor will provide an inducement to the Lessee up to a maximum of $15,000.00 (plus GST) per existing washroom in the Remainder Premises towards their repair and refinishing, such inducement to be paid to the Lessee as at the date the repairs and refinishing to an existing washroom are substantially complete.

      (i) Electrical, Mechanical and Lighting Inducement. The Lessor agrees to provide to the Lessee an inducement (the "EML Inducement") in an amount equal to $10.50 per square foot of the Rentable Area of the Remainder Premises (plus GST) towards the cost of electrical, mechanical and lighting replacements only, such inducement to be paid to the Lessee on the Commencement Date of the applicable portion of the Remainder Premises. The Lessee agrees to install electrical, mechanical and lighting replacements (the "EML Improvements") in the Remainder Premises of a quality consistent with those installed by the Lessee in the Original Premises and having a value of not less than the amount of the EML Inducement. The Lessee further agrees that the EML Improvements will be installed by the Lessee on or before July 1, 2004, and if not installed by such date, the Lessee agrees to refund the EML Inducement to the Lessor forthwith.

      (j)   Main Entry.

            (i) The Lessor agrees to renovate and refinish the main entry to the Building (the "Main Entry"). The Lessor will replace the vertical portion of the glass atrium and entrance doors as part of its exterior work, provide a new elevator cab in the existing shaft adjacent to the Main Entry with finishes consistent with those to be installed in the Main Entry, and complete handicap access along with sufficient heating and electrical for this space. The Lessor also agrees to supply and install new finishes to the Main Entry interior including new handrails of a quality consistent with those installed in the Lessee's existing interior stairwell, wall finishes, floor finishes, drywall ceiling treatments with recessed lighting, new interior glazing, drywall applied under the stair risers, and replacement of nine (9) existing fire doors leading from the Main Entry into the Building (the "Refinishing Work"). The Lessor will be responsible for the cost of the Refinishing Work up to a maximum of $175,000. The Lessee agrees to prepare drawings and specifications for the Refinishing Work within thirty (30) days of the effective date of this Lease. The Lessor will complete the Refinishing Work and should the cost thereof exceed the budget of $175,000, then the excess cost will be reimbursed by the Lessee to the Lessor forthwith. The Lessee will be exclusively entitled to the use of the Main Entry, subject only to the right of the Vancouver English Centre, their successors or assigns, or other tenants leasing the Remainder First Floor Premises to use the Main Entry as an emergency exit and for handicap access, if required, and that in the event of a fire alarm the Main Entry stairwell is required for exiting from the roof parking level.

           (ii) The Lessor represents to the Lessee that to its information and belief cooling will not be required for the Main Entry in order to maintain in the Main Entry conditions of reasonable temperature and comfort during normal business hours in accordance with good standards of interior climate control consistent with the standards expected within a Class B professional office building. The Lessor agrees that if cooling is required in the Main Entry to consistently maintain reasonable temperatures during business hours, or if reasonable temperatures (eg. 72(degrees) F) are not maintained in the Main Entry when the doors from the Demised Premises into the Main Entry are closed and as a consequence the resources of the Lessee's HVAC system must be expended to adjust temperatures in the Main Entry when the doors into the Main Entry are opened during normal business hours, then, in such event, the Lessor will at its own expense, install appropriate cooling equipment or otherwise rectify the problem to the satisfaction of the Lessee, acting reasonably.

      (k)   Demising. [Intentionally Deleted]

      (l) Windows. The Lessor agrees to install exterior windows in the Remainder Premises. Windows shall be approximately twelve (12) linear feet by five (5) feet high in the middle of full exterior bays, with the exception of where exterior wall washrooms are located, where stairwells or other impediments make the installation of exterior windows impractical, and in second floor exterior bays where the vehicle ramp partially or completely passes by said exterior bays. The Lessee acknowledges and agrees that certain exterior windows installed by the Lessor can have larger dimensions than those specified herein. All existing exterior windows in the Demised Premises that have not already been replaced will be replaced;

      (m) Common Areas. The Lessor will refinish the following common areas within the Building to a standard consistent with a Class B professional office building: refinish the easterly elevator cab interior; re-drywall and paint the lobby entrance off the parkade for the westerly elevator; replace the flooring in the westerly elevator; replace 3rd floor entry doors by the back elevator; re-drywall, paint and replace the flooring in the entrance lobby off the parkade for the easterly elevator; repaint common stairwells and replace lighting, if required, as agreed between the parties, each acting reasonably; refinish common secondary entrances, if required, as agreed between the parties, each acting reasonably, and refinish the common area off the easterly elevator within the Building; and construct and finish the common hallway on the first floor running east to west from the main entrance (the first floor lobby area in front of the westerly elevator shall have flooring consistent with the flooring installed in the Main Entry and t-bar ceilings with recessed lighting and the long corridor running between the two elevator lobbies shall have open ceilings with suspended lighting, painted walls and a sealed concrete floor).

4.8   Cash Inducement in Lieu of Lessor's Repairs/Work

      [Intentionally Deleted]

4.9   Allowances for Leasehold Improvements

      The Lessor agrees to provide to the Lessee the following allowances which are to be paid to the Lessee on or before the earlier of June 1, 2000 or the date the costs have been incurred for the following work (as evidenced by invoices), provided this Lease has been executed by the Lessee and no liens are registered against title to the Lands pertaining to the Leasehold Improvements:

      (a) the sum of $32,000.00 (plus GST) to be applied by the Lessee to upgrade four washrooms located within the Initial Leased Premises; and

      (b) the sum of $37,500.00 (plus GST) to be applied by the Lessee to construct a corporate entrance for the Demised Premises.

      The Lessee acknowledges that the Lessor will be solely entitled to the applicable input tax credit in respect of such payments.

4.10  Lessor's Seismic Upgrading

      The Lessor shall, at its own cost, seismically upgrade the Building in conjunction with completion of the exterior Building finishes to achieve not less than 88% of the current Vancouver building bylaw seismic requirements in both directions. The Lessor represents that:

      (a) the sheer wall portion of this work is intended to be completed by February 28, 2002; and

      (b) the balance of the seismic work consists of the application of reinforcement to certain exterior walls, and will be completed when exterior windows are installed or replaced in applicable areas of the Building.

      The Lessee acknowledges that certain Lessee improvements which are to be installed by the Lessee (and not the Lessor) may negatively impact the level of seismic compliance designed by the Lessor, in which event the Lessee shall be responsible, at its cost, for ensuring that said improvements are designed in a manner that maintains the Lessor's designed seismic compliance.

4.11  Deferment of Lessor's Repairs/Work on First Expansion Premises
      Improvements

      [Intentionally Deleted]

4.12  Responsibility for Repairs/Work to Base Building Systems

      The Lessor agrees that notwithstanding any other provision of this Lease, the Lessor shall be responsible for the repair and maintenance of all common base building systems which are included within the Demised Premises (including, without limitation, rain water leaders, conduits or wiring serving the common areas, and the sprinkler system mains), but that the costs of such repairs will be included in Operating Costs. The Lessor shall not be responsible for any systems installed by the Lessee.

4.13  Warranties on Leasehold Improvements

      At the termination or earlier expiry of the Term or any renewal thereof, the Lessee agrees to assign to the Lessor any outstanding warranties with respect to the Leasehold Improvements, to the extent that they are assignable.

                          PART 5 - CONDUCT OF BUSINESS

5.1   Permitted Use

      The Lessee shall not use or permit the Demised Premises or any part thereof to be used for any purpose other than for general administrative and field support office use associated with any software and computer engineering or development company or any other legally permitted use compatible with office buildings of comparable quality and approved in writing by the Lessor, such approval not to be unreasonably withheld or delayed. It is agreed that it shall not be unreasonable for the Lessor to withhold approval of a use which in the Lessor's reasonable opinion is not compatible with a professional office building. The Lessor hereby approves any sublease of a portion of the Demised Premises for use as a coffee bar/restaurant, provided that municipal approvals and permits are obtained.

5.2   Waste and Nuisance

      The Lessee shall not commit or suffer to be committed any waste upon the Demised Premises or any nuisance in or on the Demised Premises. The Lessee agrees that the Lessor may determine, acting reasonably, if any such state or condition exists. The Lessor acknowledges and agrees that the Lessee shall have the right to maintain a kitchen in the Demised Premises. The Lessee shall take all necessary steps to ensure that no odours escape from the Demised Premises into any other areas of the Building, including other tenants' premises.

5.3   Tidy Condition/Compliance With Laws

      The Lessee, at the end of each business day, shall leave the Demised Premises in a clean and tidy condition and shall be responsible for all janitorial services within the Demised Premises. The Lessee shall comply with all provisions of law governing the conduct of their business and their use of the Demised Premises including, without limitation, federal, provincial and/or municipal regulations which relate to the partitioning, equipment operation and use of the Demised Premises, and the making of any repairs, replacements, alterations or changes to the Demised Premises, and shall comply with all police, fire and sanitary regulations imposed by any duly constituted authority or regulations made by the Lessor or fire insurance underwriters, and shall observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in or upon the Demised Premises, provided such compliance, observation or abeyance is made necessary by an act or omission of the Lessee or by those for whom the Lessee is responsible at law, or by the nature of the Lessee's business or by the manner in which the Lessee conducts its business.

5.4   Environment Warranty - Lessee

      The Lessee represents and warrants that to its knowledge it does not utilize any Hazardous Substances in its operations and the Lessee covenants, warrants and agrees with the Lessor that it will not bring Hazardous Substances onto the Demised Premises. The Lessee further covenants and agrees to indemnify the Lessor and its directors, officers, employees, agents, successors, and assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties, and expenses whatsoever (including all legal and consultants' fees and expenses and the cost of remediation of the Demised Premises and any adjacent property) arising from or in connection with:

      (a) any breach of or non-compliance with the provisions of this Section by the Lessee; or

      (b) the release of any Hazardous Substances at or from the Demised Premises related to or as a result of the use and occupation of the Demised Premises or any act or omission of the Lessee or any person for whom it is in law responsible.

      The obligations of the Lessee under this Section shall not survive the expiry or earlier termination of this Lease.

5.5   Signs

      The Lessee may install exterior Building signage and lobby and floor directory signage of a kind and size, and affixed or installed in a manner approved in writing by the Lessor (such approval not to be unreasonably withheld or delayed) and subject to the prior approval of the City of Vancouver where required. The Lessee shall also have the exclusive tenant identity related signage rights to the Building throughout the Term and any renewal thereof, subject only to the limited Smithe Street signage rights held by the Vancouver English Centre, the approval by the Lessor of the design and location of such signage, and to approval by the City of Vancouver where required.

5.6   Payment of Lessee's Expenses

      The Lessee shall pay promptly all business taxes, license fees, charges, telephone, garbage and utilities bills, taxes, sales taxes, value added taxes, duties and assessments now charged or to be charged in respect of the Lessee, the Basic Rent, Additional Rent, the business carried on by the Lessee and/or any installation made in or upon or any alteration or improvements made in or to or any moveable property brought on the Demised Premises and in particular fixtures, machinery and similar things of a commercial or industrial undertaking and to reimburse the Lessor to the extent and on account of any increase by way of insurance rate, taxes or rates levied by any municipal, public or governmental authority payable by the Lessor (other than Taxes which are governed by Section 3.7) if such increase is the direct or indirect result of anything done or omitted by the Lessee contrary to the provisions and covenants contained herein, or that is a result of any installation, alteration or improvement made in or upon the Demised Premises by the Lessee or any assignee, sub-lessee, invitee or licensee of the Lessee.


                                PART 6 - REPAIRS

6.1   No Obligation to Repair/Replace

      The Lessor shall be under no obligation to repair, maintain or replace the Lessee's installations, HVAC systems servicing the Demised Premises, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Lessee.

6.2   Repairs by Lessee

      The Lessee shall repair and maintain the Demised Premises and the Leasehold Improvements, and, without limitation, the HVAC equipment, plumbing, electrical equipment and all other utilities and facilities servicing the Demised Premises as would a careful owner, including glass (excepting exterior windows), locks and doors of the Demised Premises and shall leave the Demised Premises in good repair, including interior painting if such painting is required because of damage done by the Lessee to the Demised Premises, reasonable wear and tear excepted. The Lessee shall permit the Lessor to enter during normal business hours (except in the case of emergency, in which case the Lessor may enter at any time without notice) to view the state of repair and the Lessee shall repair according to notice in writing; PROVIDED HOWEVER, damage by fire, lightning and tempest and other casualty against which the Lessor is insured and structural repairs to the Building, including the roof and outside walls thereof, are expressly excepted from this covenant of the Lessee to repair. Except as otherwise provided for in this Lease, it is agreed by and between the parties hereto that mechanical, electrical, plumbing and other repairs to the base systems and structure of the Building shall be carried out by the Lessor and not by the Lessee, save and except for the Leasehold Improvements and damage done or caused by the Lessee or its agents, contractors, employees, licensees or invitees and save and except for damage from improper installation of fixtures installed by or on behalf of the Lessee.

6.3   Damage by Lessee

      If the Demised Premises or any part of the Building shall be damaged or destroyed through negligence, carelessness or misuse by the Lessee, its servants, agents, employees, invitees or anyone permitted by it to be in the Demised Premises, all costs and expenses of the necessary repairs, cleaning, replacements or alterations resulting therefrom shall be borne by the Lessee, and shall be paid by the Lessee to the Lessor forthwith on demand as Additional Rent.

6.4   Building Compliance/Ordered Upgrades

      The Lessee acknowledges that the condition of the Building is currently designated as "Legal, Non-Conforming" by the City of Vancouver. Any upgrades to the Demised Premises and/or Building including building systems ordered by the City of Vancouver as a result of the Lessor's Repairs/Work or the Leasehold Improvements that have received prior approval by the Lessor, or any other regulatory body having jurisdiction over the Building, during the Term (but not as a result of any Leasehold Improvements constructed or installed by the Lessee during any renewal thereof) shall be at the sole cost and expense of the Lessor. The Lessor agrees that in the event the Lessor is required by the City or other governmental authority to complete upgrades to the Building and such work materially disrupts the Lessee's operations, Rent will abate for such period of time and with respect to such portion of the Demised Premises as are affected by such disruption.

6.5   Alterations

      The Lessee shall not cause or permit to be caused any waste or damage, disfiguration or injury to the Demised Premises or the Building or the fixtures and equipment thereof or cause or permit to be caused any overloading of electrical or other systems of the Building or the floors thereof; and not place therein any safe, heavy business machine, or other heavy thing, without first obtaining the express consent in writing of the Lessor. The Lessee shall not make or permit to be made any alterations, additions or improvements to the Demised Premises or the Building systems or any part thereof without first obtaining the prior express consent in writing of the Lessor, and without using contractors or other qualified workmen first designated or approved by the Lessor in writing, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Lessee shall be entitled to make any non-material alterations, installations or renovations to the Demised Premises without the consent of the Lessor provided the Lessee gives written notice to the Lessor that such work will be performed.

6.6   Increase in Insurance

      The Lessee shall pay to the Lessor the amount of the increase for any insurance coverage to the extent that such increase is directly attributable to any action by the Lessee under this Lease, and the Lessee covenants that such insurance shall not thereby be made liable to avoidance or cancellation by the insurer by reason of such alterations, additions or improvements.

6.7   Plans and Specifications

      The Lessee when requesting the Lessor's consent to said alterations, additions or improvements, shall submit to the Lessor five (5) copies of all plans and specifications for said alterations, additions or improvements. Such plans and specifications shall include but not be limited to details of architectural, electrical, mechanical, heating, ventilating and air conditioning and plumbing work and such other items and information as the Lessor may reasonably require, all as drawn to scale. Plans and specifications shall include dimensions, materials and colour and texture specifications and colour chips where appropriate. All reasonable costs, expenses and fees of the Lessor incurred in respect to such work shall be paid as Additional Rent by the Lessee on demand.

6.8   Non-compliance

      In the event that the Lessor determines that any alterations, additions or improvements made to the Demised Premises or the Building systems serving the Demised Premises do not comply with all applicable statutes, regulations or bylaws of any municipal, provincial or other governmental authority, and the Lessee, after receipt of notice from the Lessor, does not rectify such non-compliance with due diligence, then the Lessor's designated contractors may, at the Lessor's option, rectify or repair said deficiency which shall be at the Lessee's sole cost and expense, the same to be paid as Additional Rent by the Lessee to the Lessor upon demand.

6.9   Lessor's Property/Fixtures

      All alterations, additions, floor coverings, light fixtures and improvements made to or installed upon or in the Demised Premises and the Building (including, without limitation, the Leasehold Improvements) and which in any manner are attached in, to, on or under the floors, walls or ceilings shall immediately upon affixation be and become the property of the Lessor without any payment by the Lessor to the Lessee, except that the Lessee will have the right, but not the obligation, to remove:

      (a) the emergency generator and the uninterrupted power supply backup system installed by the Lessee, provided the Lessee repairs at its cost all damage caused by such removal; and

      (b) any trade fixtures which were approved by the Lessor and installed upon or in the Demised Premises, by either the Lessor or the Lessee (including, without limitation, all telephone systems and security systems, but excluding card access related equipment, cameras viewing common or exterior areas and related monitors, and the wiring for same, paid for by the Lessor), in which event the Lessee covenants and agrees to make good any damage or injury caused to the Demised Premises resulting from such removal.

      For further certainty, the Lessor acknowledges and agrees that notwithstanding the Lessor's ownership interest in the Leasehold Improvements as of the date they become affixed to the Demised Premises or the Building, the Tenant will continue to have an insurable leasehold interest in the Leasehold Improvements throughout the Term, the value of such insurable interest being the cost incurred by the Lessee to install the Leasehold Improvements, less any inducements, allowances and all other contributions by the Lessor, direct or indirect, amortized on a straight line basis commencing from the effective date of this Lease over the course of the Term. The insurable leasehold interest of the Lessee in the Leasehold Improvements will therefore decline over the course of the Term and the insurable ownership interest of the Lessor in the Leasehold Improvements will correspondingly increase over the course of the Term. The

      Lessee shall inform the Lessor in writing from time to time and at any time upon request from Lessor of the costs incurred by the Lessee to install the Leasehold Improvements.

6.10  No Liens

      The Lessee shall not permit, do, or cause anything to be done to the Lands and Building or the Demised Premises which would allow any lien, lis pendens, judgment or certificate of any Court to be imposed or to remain upon the Demised Premises, its contents, or the Lands and Building. In the event of the registration of any such lien, the Lessee shall at its own expense immediately cause the same to be discharged.

6.11  Destruction of Demised Premises

      In the event that the Demised Premises or the Building or any part thereof shall, at any time during the Term, be destroyed or damaged by fire, lightning, tempest, explosion, act of God or the Queen's enemies, so as to render the Demised Premises unfit for the purposes of the Lessee, then the Rent hereby reserved, or a proportionate part thereof, according to the nature and extent of the destruction or damage sustained, shall abate, such suspension in the case of destruction or damage to be until the Demised Premises have been rebuilt (including Leasehold Improvements) and made fit for the Lessee's repair or replacement of its trade fixtures and chattels; provided that either the Lessor or the Lessee shall have the option, in the event the Building or a substantial part thereof being substantially destroyed or damaged such that the Building or any part thereof cannot be repaired within one hundred eighty (180) days of the commencement of repair and rebuilding as determined by the Lessor's architect, acting reasonably, such determination to be made and communicated to each of the Lessor and the Lessee within sixty (60) days after such destruction or damage occurring, to terminate this Lease on giving to the other party within thirty (30) days after receipt of such architect's determination notice in writing of its intention to so terminate this Lease, and thereupon Rent and any other payments for which the Lessee is liable under this Lease shall be apportioned to a date being sixty (60) days after such notice is given, and the Lessee shall on such latter date immediately deliver up vacant possession of the Demised Premises to the Lessor. If such option is not exercised, the Lessor shall diligently rebuild the Demised Premises (including erecting and installing the Leasehold Improvements) to the extent of its obligations as described in this Lease (provided that the Lessor shall not be obligated to provide any loans, allowances or inducements to the Lessee).


                         PART 7 - COMMON AREAS/SERVICES

7.1   Control of Common Areas and Facilities

      The Lessor shall at all times have the right of control over the common areas and common facilities of the Lands and Building and sidewalks adjacent to the Lands. Such control includes control of security, deliveries, contractors present in the Building, signs, traffic control, access, the hours of operation and the use made by the Lessee and/or the public of such common areas and common facilities.

7.2   Building Services

      Subject to Force Majeure, the Lessor agrees, in addition to other common area services, to provide the Lessee with access to common area lighting, common area electrical service, elevator usage (including exclusive use of the westerly elevator closest to Mainland Street and the shared use with the Vancouver English Centre of the easterly elevator) parking and HVAC seven (7) days a week twenty-four (24) hours per day. As required, the Lessee may install, at its sole cost, a card access security system for the doors within the Building servicing solely the Demised Premises. Wherever reasonably practical, electrical costs for the Demised Premises will be metered by the Lessor, at the sole cost of the Lessor, and the full amount of said costs, including Sales Taxes, charged directly to the Lessee as Additional Rent based upon the BC Hydro Schedule 1220 for Commercial Accounts (or comparable replacements thereof if said schedule is discontinued or modified by BC Hydro or a successor provider of electrical utilities). The Lessee agrees to pay its share of hydro used by or benefiting the Lessee that is not directly metered, as estimated by the Lessor acting reasonably, as an Operating Cost. The Lessee shall also reimburse the Lessor, based upon the rates charged to the Lessor for said utilities from time to time, for the Lessee's natural gas and excessive water consumption, it being agreed that installation of an open loop water based air-conditioning system by the Lessee shall constitute excessive water consumption and a closed loop water based air-conditioning system shall not constitute excessive water consumption provided such system is operating properly. The Lessor also agrees that all utility invoices will show how the invoice was calculated showing usage, time frame of usage and related costs based upon the rates and charges described herein.

7.3   Building Alarm

      The Lessee acknowledges that the Lessor currently alarms the Building with perimeter protection and motion detector protection between approximately 11:45 p.m. and 7:00 a.m. daily. The Lessee agrees to use efforts in preventing its employees and invitees from entering any common hallways in the Building with motion detectors during these alarm activation hours, and agrees to reimburse the Lessor for the Lessor's direct costs resulting from alarms caused by the Lessee, the Lessee's employees and the Lessee's invitees. The Lessor and the Lessee agree to work together to disengage alarms in areas of the Building which will be frequented by the Lessee to accommodate the Lessee's reasonable working requirements.

7.4   Parking

      (a) Subject to the second paragraph of this Section 7.4, the Lessee shall have the right to rent random or reserved (provided that exterior wall reserved stalls are available, failing which requested reserved stalls shall be random stalls) parking stalls in the Building based upon its Proportionate Share of the parking stalls in the Building throughout the Term and any renewals thereof, and to have the Lessor or Lessor's agent at the Lessee's cost post signage identifying any - reserved parking stalls which the Lessee has rented. The rental rates for the parking stalls are subject to adjustment by the Lessor to 80% of the market rates for Yaletown random and reserved parking stalls from time to time. Further, the Lessee shall have the exclusive right to, and shall rent during the Term and any renewal thereof, the reserved parking on the second and third floor adjacent to the Building and around the ramp leading to the parking area and the current parking attendant booth as well as the parking on the ramp, which parking area shall be included in the foregoing parking ratio. The Lessee shall give the Lessor at least one and one-half (1 1/2) months' notice from time to time indicating the number of additional parking stalls it wishes to rent.

      (b) It is agreed that the Lessee shall have the right to cancel any or all of said parking stalls upon not less than one (1) calendar months' written notice. Should the Lessee wish to reinstate the use of any parking stalls, it shall provide the Lessor with three (3) months' notice in writing.

      (c) It is further agreed that in the event that the Lessor deems it necessary to carry out maintenance work to the roof area of the Building the Lessor shall have the right to temporarily suspend the Lessee's parking privileges for affected parking stalls during the period reasonably required for said work, it being understood that the parking rates for such affected parking stalls shall abate for a corresponding period.

7.5   Storage and Emergency Generator Rooms

      Notwithstanding anything in this Lease to the contrary, it is acknowledged and agreed that the Lessor will not provide 1,000 to 1,400 square feet of storage premises in the Building for the Term of this Lease and any renewals thereof. However, the Lessor agrees that in lieu of providing such storage space the Rent payable by the Lessee will be reduced to $8.00 gross per square foot per annum during the Term for 1,200 square feet of Rentable Area of the Demised Premises, and at market rates for such deemed storage space in the Building during any renewals of this Lease. The Lessee shall not be obligated to use such space as storage space. The emergency generator space shall be maintained in the location existing as of the date of this Lease. Any disputes as to the market rate for such spaces will be resolved in the manner set out in Section 15.4. The parties agreed that the provisions of Sections 4.3, 4.4, 4.7 and 7.4, shall not apply to the emergency generator space.

7.6   Refuse and Deliveries

      The Lessee shall not place or leave or permit to be placed or left in or upon any part of the Lands and Building any debris or refuse except as allowed by the Lessor at specific times for refuse, deposit and pick-up in areas indicated by the Lessor. In addition, all deliveries for the Lessee shall be in such areas designated by the Lessor for that purpose. The Lessor agrees that the Lessee shall have the right, at its option to be exercised by written notice to the Lessor, to assume responsibility for refuse collection from the Lessor.

7.7   Directory Board

      The Lessor shall not be obligated to maintain a directory board for the Building.

7.8   Satellite and Communications

      (a) Subject to the Lessee obtaining at its cost all required regulatory and governmental approvals, the Lessor shall permit the Lessee to place satellite transmission or receiving or other communication equipment related to the conduct of its business on the roof of the Building covering an aggregate area of not greater than 150 square feet at any time during the Term of this Lease or any renewals thereof, at the Lessee's cost. The Lessor shall not charge rent of any kind or nature for such use by the Lessee, provided further that the Lessor shall approve the location of such equipment prior to installation of same, such approvals not to be unreasonably withheld or delayed, and the Lessor, acting reasonably may relocate such equipment from time to time at the Lessor's cost. Any direct increase in Operating Costs for the Building attributable to maintenance and use of this equipment will be paid for entirely by the Lessee as Additional Rent.

      (b) Notwithstanding the foregoing, it is agreed that said communication equipment shall not be placed in any areas which limit or restrict parking or vehicular movement on the roof of the Building. In the event that the Lessor elects to perform repair or maintenance work in a roof area covered or impacted by said communication equipment, the Lessee agrees, upon not less than fourteen (14) days' written notice, to temporarily relocate said equipment at its cost.

      (c) The Lessee shall have twenty-four (24) hour access to telecommunications centres within the Building other than those rented to other parties on an exclusive basis, it being understood that during periods when the Building is alarmed the Lessee shall employ, at the Lessee's cost, the Lessor's alarm response company to access the telecommunication centres. The Lessor will facilitate the Lessee getting additional telecommunications carriers into the Building. The Lessee shall be permitted to route communications cabling and such wiring and ducting as may be required for its emergency generator and communications equipment throughout the common areas of the Building between their various spaces or through premises leased by other tenants (to the extent required, the Lessee acting reasonably, and to the extent the Lessor can accommodate, acting reasonably), provided that the Lessee does so with as little disruption to other Building occupants as reasonably possible and is liable for any damage to the Building or any portion thereof as a result of said cabling.

7.9   Bicycle Storage

      The Lessor agrees to provide to the Lessee, free of charge, an area for bicycle storage in the loading dock area, mutually acceptable to both parties, during the Term of this Lease and any renewal thereof. At the Lessor's cost, the Lessor will relocate the Lessee's existing bike racks from the generator room, provide additional bike racks if required, construct a stud and drywall enclosure (subject to City approval), and install card access permitting access to only authorized personnel of the Lessee provided that the Lessor shall not have any liability for any theft or damage to any bikes in the bicycle storage area unless such theft or damage results from the negligence or wrongful act of the Lessor or those for whom, in law, the Lessor is responsible. It is agreed that the provisions of Sections 4.3, 4.4, 4.7 and 7.4 shall not apply to said bicycle storage area. Notwithstanding the foregoing, it is agreed that said bicycle storage area may be relocated by the Lessor, at its cost, from time to time throughout the Term and any renewal thereof to an alternative area within, on top of, or adjacent to the Building.

7.10  Floor Loading

      The Lessor hereby represents and warrants that the floor loading capacity of the first floor of the Building is at least 100 lbs. per square foot, live load, and the floor loading capacity of the second floor of the Building is at least 150 lbs. per square foot, live load, and the floor loading capacity of the third floor of the Building is at least 50 lbs. per square foot, live load.


                       PART 8 - ASSIGNMENT AND SUBLETTING

8.1   Assignment

      The Lessee agrees not to assign this Lease or any interest herein, or sublet, license, transfer or part with possession of the Demised Premises or any part thereof (collectively called an "Assignment") without first obtaining the prior express consent in writing of the Lessor, which consent shall not be unreasonably withheld or delayed, provided in all cases the Lessee and the Indemnifier remain bound by the terms, conditions and covenants of this Lease. In requesting the Lessor's consent, the Lessee shall give the Lessor no less than ten (10) business days' written notice of the terms of any contemplated Assignment, which notice shall specify the name and address of the proposed sublessee, assignee or licensee with such financial statements, credit, character and other references and information (including the type of business proposed to be conducted and carried out on the Demised Premises) as the Lessor may reasonably require. In the event that the Lessor should consent to any such Assignment, the Lessor shall nevertheless, and does hereby reserve its right to approve any further Assignment, and may require, as a condition of the Lessor giving its consent to an assignment (but not to a sublease), that the assignee, sublessee, licensee or person taking possession covenant directly with the Lessor to observe and perform the Lessee's obligations contained in this Lease. The acceptance of Rent from or the performance of any obligation hereunder by a person other than the Lessee shall not be construed, in the absence of the prior express consent in writing of the Lessor, as an admission by the Lessor that such person has any right to or interest in the Demised Premises. Except with the express written consent of the Lessor, no permitted Assignment shall release the Lessee or the Indemnifier of their obligations hereunder. The Lessee shall pay to the Lessor as Additional Rent the reasonable costs and fees of the Lessor associated with any request for a consent to an Assignment.

8.2   Reorganization, Change in Ownership or Use by Affiliate

      The Lessor agrees that a reorganization, merger, sale, partnership change or other change in ownership interest of the Lessee shall not be deemed to be an Assignment within the meaning of Section 8.1, for which the Lessee must obtain the prior consent in writing of the Lessor. It is further agreed that the use by, assignment to, or the subleasing to any subsidiary, affiliate, parent company which owns or controls the Lessee, or successor of the Lessee shall not be deemed an Assignment under Section 8.1, provided the Lessee and the Indemnifier remain bound by the terms, conditions and covenants of this Lease.

                               PART 9 -- INSURANCE

9.1   Lessee to Insure

      The Lessee will take out and keep in force during the Term of this Lease all perils replacement cost insurance for the Lessee's trade fixtures, furniture and equipment, commercial general liability (including bodily injury, death and property damage) and tenant's legal liability insurance all in amounts and with policies and forms satisfactory from time to time to the Lessor (but in any event not less than $5,000,000.00 inclusive limits) each with insurers and upon terms acceptable to the Lessor. Each such policy shall name the Lessor as an additional insured as its interest may appear and shall provide that the insurer shall not have any right of subrogation against the Lessor on account of any loss or damage covered by such insurance or on account of payments made to discharge claims against or liabilities of the Lessor, by such insurance. The cost of premium for each and every such insurance policy shall be paid by the Lessee. The Lessee shall obtain from the insurers under such policies undertakings to notify the Lessor in writing at least thirty (30) days prior to any cancellation thereof or any material change therein. The Lessee agrees at the request of the Lessor to forthwith provide the Lessor with written evidence of the existence of the insurance policies described herein. The Lessee shall not do or omit or permit to be done or omitted upon the Demised Premises anything which shall cause the rate of insurance upon the Building to be increased and the Lessee shall comply with any and all requirements pertaining to the Demised Premises of any insurance organization or company necessary for the maintenance of reasonable fire and other insurance covering the Demised Premises or the Building.

9.2   Lessor to Insure

      (a)   The Lessor shall throughout the Term carry:

            (i) insurance on the Building (excluding the foundations and excavations) and the Leasehold Improvements (including, without limitation, the HVAC system for the Demised Premises) machinery, boilers and equipment in or servicing the Building and owned by the Lessor or the owners of the Building (excluding any property which the Lessee is obliged to insure under Section 9.1) against damage by fire and extended perils coverage;

            (ii) public liability and property damage insurance with respect to the Lessor's operations in the Building; and

            (iii) such other form or forms of insurance as the Lessor reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Notwithstanding any other provision of this Lease, the Lessor's insurance shall contain a waiver of subrogation by the insurers against the Lessee and its subtenants to the extent such waiver is commercially available.

      (b) The Lessor's insurance shall name the Lessee as an additional insured, as to its interest, and in the event that the Building and the Leasehold Improvements are destroyed or damaged to such an extent that the Lessor elects not to rebuild the Building and the Leasehold Improvements, then the Lessor and the Lessee shall share the proceeds of insurance as their respective interests may appear herein.

                 PART 10 - EXCLUSION OF LIABILITY AND INDEMNITY

10.1  Lessee's Indemnity

      The Lessee shall indemnify and save harmless the Lessor from and against any and all claims of any kind whatsoever arising out of the Lessee's use of or presence in the Demised Premises, including without limiting the generality of the foregoing, all claims for personal injury, sickness or death or property damage suffered by the Lessor or by any other tenant of the Lands and Building arising out of the use of or presence in the Demised Premises or the Building or arising out of the conduct of any work or through any act or omission of the Lessee or any assignee, subtenant, agent, contractor, servant, employee, invitee or licensee of the Lessee or by reason of any breach of a term of this Lease by the Lessee and, against and from all costs, counsel fees, expenses and liabilities incurred in or resulting from any claim, action or proceeding brought thereon, unless such claim is caused by the Lessor or those for whom the Lessor is, at law, responsible. This indemnity shall survive the expiration of this Lease.

10.2  Lessor's Indemnity

      Notwithstanding any other provision of this Lease, the Lessor shall indemnify the Lessee and save it harmless from all direct loss (excluding economic or consequential loss), claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of the negligence of the Lessor, or any breach of the Lessor's obligations under this Lease, or occasioned wholly or in part by any negligent act or omission of the Lessor or any one for whom the Lessor is responsible at law, except where expressly authorized by any other provision of this lease. If the Lessee shall, without fault on its part, be made a party to any litigation commenced by or against the Lessor, then the Lessor shall protect, indemnify and hold the Lessee harmless in connection with such litigation.

10.3  Exclusion of Liability

      The Lessor, its agents, servants and employees, shall not be liable nor responsible in any way for any damage or injury to any property of the Lessee which is entrusted to the care and control of the Lessor, its agents, servants or employees nor for any personal or consequential injury of any nature whatsoever that may be suffered or sustained by the Lessee or any employee, agent, customer, invitee or licensee of the Lessee or any other person who may be upon the Lands and Building or the Demised Premises or for any loss of or damage or injury to any property belonging to the Lessee or to its employees or to any other persons while such property is on the Lands and Building or the Demised Premises and, in particular but without limiting the generality of the foregoing, the Lessor shall not be liable for any damage or damages of any nature whatsoever to any such property caused by the failure by reason of a breakdown or other cause, to supply adequate drainage, heating, air conditioning, ventilation, snow or ice removal, or by reason of the interruption of any public utility or service or in the event of steam, water, rain or snow which may leak into, issue, or flow from any part of the building or from the water, steam, sprinkler, or drainage pipes or plumbing works of the same, or from any other place or quarter or for any damage caused by anything done or omitted by any tenant of the Building, unless such claim is directly caused by the Lessor or those for whom the Lessor is, at law, responsible. The

      Lessee shall not be entitled to any abatement of rent in respect of any such condition, failure or interruption of service; and the Lessor, its agents, servants, employees or contractors, shall not be liable for any damage suffered to the Demised Premises or the contents thereof by reason of the Lessor, its agents, employees or contractors, entering upon the Demised Premises to undertake the examination thereof or any work therein in the case of any emergency.


                     PART 11 -- LESSOR'S RIGHTS AND REMEDIES

11.1  Default

      If and whenever the Rent (including Additional Rent) hereby reserved or any part thereof shall not be paid on the day appointed for the payment thereof and the Lessee fails to remedy such breach within three (3) business days of notice thereof by the Lessor, or in case of breach or non-observance or non-performance by the Lessee of any of the covenants, agreements, provisos, conditions or rules and regulations on the part of the Lessee to be kept, observed or performed and the Lessee fails to remedy such breach within fifteen (15) days of notice thereof by the Lessor (or immediately in the case of an emergency or such shorter period as required by any lawful governmental authority) or, if such breach cannot reasonably be remedied within fifteen (15) days, the Lessee fails to commence to remedy such breach within such fifteen (15) day period or thereafter fails to proceed diligently to remedy such breach, or if without the written consent of the Lessor, the Demised Premises shall be used by any person other than the Lessee, the Lessee's permitted assigns or permitted sub-lessees, or for any purpose other than that for which the Demised Premises were leased, or in case the Term shall be taken in execution or attachment for any cause whatever, then and in every such case it shall be lawful for the Lessor thereafter to immediately and without notice enter into and upon the Demised Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, notwithstanding anything to the contrary herein.

11.2  Termination of Lease

      If the Term hereof shall be at any time seized in execution or attachment by any creditor of the Lessee or if a receiver or receiver-manager is appointed in respect of any property of the Lessee or the Lessee shall make any assignment for the benefit of creditors or shall make any bulk sale or become bankrupt or insolvent or take the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors, or, if the Lessee is a corporation and any order shall be made for the winding-up of the Lessee, or other termination of the corporate existence of the Lessee, then in any such case this Lease shall, at the option of the Lessor, cease and determine and the Term shall immediately become forfeited and void and the then current month's Rent and the next ensuing three (3) months' Rent (including Additional Rent) shall immediately become due and be paid and the Lessor may immediately claim the same together with any arrears then unpaid and any other amounts owing to the Lessor by the Lessee and the Lessor may without notice or any form of legal process forthwith re-enter upon and take possession of the Demised Premises and become the owner of the Lessee's effects (save and except for any software which shall remain owned by the Lessee in any event) and remove the Lessee's effects therefrom, any statute or law to the contrary notwithstanding, the whole without prejudice to, all other rights, remedies and recourses of the Lessor.

11.3  Payment of Lessor's Expenses

      If at any time an action is brought for recovery of possession of the Demised Premises, or the recovery of Rent or any part thereof, or because of a breach by act or omission of any covenant contained herein on the part of the Lessee, and a breach is established, the Lessee shall pay to the Lessor all expenses incurred by the Lessor in the enforcement of its rights and remedies hereunder including reasonable legal expenses on a solicitor and own client basis.

11.4  Right of Lessor to Perform Lessee's Covenants

      If at any time, and so often as the same shall happen, the Lessee shall make default in the observance or performance of any covenant contained herein on its part to be observed or performed and has not cured such default following written notice thereof pursuant to Section 11.1 hereof, then the Lessor may, but shall not be obligated so to do, without waiving or releasing the Lessee from its obligations under this Lease, itself observe and perform the covenant or covenants in respect of which the Lessee has made default or make payment of the monies the Lessee has failed to pay; and all costs and expenses incurred by the Lessor in the observance or performance of such covenant or covenants including without limitation reasonable legal costs as between solicitor and own client and any moneys so paid by the Lessor will, with interest thereon from the date of the incurring of such costs or expenses or payments of monies, at a rate equal to 3% per annum above the prevailing prime commercial lending rate then being published by any Canadian chartered bank designated by the Lessor, shall be a charge on the Demised Premises in favour of the Lessor in priority to the interest of the Lessee hereunder and of any person claiming through or under the Lessee, and all such costs, expenses and monies and interest thereon shall be payable by the Lessee to the Lessor forthwith on demand as Additional Rent. The Lessor shall have the same rights and remedies and may take the same steps for recovery thereof as for the recovery of Rent in arrears.

11.5  Re-entry

      On the Lessor becoming entitled to re-enter upon the Demised Premises under any of the provisions of this Lease, the Lessor, in addition to all other rights, shall have the right to immediately determine forthwith this Lease and the Term by leaving upon the Demised Premises notice in writing of its intention so to do, and thereupon Rent shall be computed, apportioned and paid in full to the date of such determination of this Lease and any other payments for which the Lessee is liable hereunder shall be paid and the Lessee shall immediately deliver up vacant possession of the Demised Premises to the Lessor, and the Lessor may re-enter and take possession thereof.

11.6  Right of Lessor to Seize

      If the Lessor is entitled to do so at law, the Lessor may seize and sell all the Lessee's goods and property which at any time have been located within the Demised Premises whether or not the same are at the time of seizure located within the Demised Premises or have been removed to another location, and apply the proceeds of such sale against Rent outstanding and upon the costs of the seizure and sale as provided for at law. The Lessee further agrees that if it leaves any Rent unpaid, the Lessor, in addition to any remedy otherwise provided at law or in equity, may seize and sell such goods and property of the Lessee at any place to which the Lessee or any other person may have removed them, in the same manner as if such goods and property had remained upon the Demised Premises.

11.7  Remedies for Non-payment

      In the event of default by the Lessee in payment of Additional Rent or any other amount payable by the Lessee hereunder, the Lessor shall have, in addition to any other right or remedy that the

      Lessor would otherwise have at law or in equity, the same rights and remedies that the Lessor would have in the case of default in payment of Rent.

11.8  Non-waiver

      No condoning, excusing or overlooking by the Lessor of any default, breach or non-observance by the Lessee at any time or times in respect of any covenant, proviso or condition contained herein shall operate as a waiver of or defeat or affect the Lessor's rights hereunder in respect of any continuing or subsequent default, breach or non-observance. No waiver shall be implied by anything done or omitted by the Lessor unless the Lessor gives an express written waiver to that effect.

11.9  Remedies Cumulative

      All rights and remedies of the Lessor in this Lease contained shall be cumulative and not alternative.

11.10 Interest

      The Lessee shall pay to the Lessor interest at a rate equal to 3% per annum above the prevailing prime commercial lending rate published from time to time by any Canadian chartered bank designated by the Lessor, on all payments of Rent, Additional Rent and all other sums required to be paid under this Lease which have become overdue so long as such monies remain unpaid.


                 PART 12 -- MORTGAGES AND ASSIGNMENTS BY LESSOR

12.1  Subordination

      This Lease is subject and subordinate to all mortgages including any deed of trust and mortgage securing bonds, and all indentures supplemental thereto which may now or hereafter affect such leases and the Lands and Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. The Lessee agrees to execute promptly any certification and confirmation of such subordination as the Lessor may request. It is agreed by and between the parties hereto that notwithstanding any subordination of this Lease to mortgages as provided, the Lessee's obligations under the Lease shall remain in full force and effect notwithstanding any action at any time taken by a mortgagee to enforce the security of any mortgage, provided however that any such postponement or subordination shall reserve to the Lessee the right to continue in possession of the Demised Premises under the terms of this Lease so long as the Lessee shall not be in default hereunder. Notwithstanding the foregoing, the Lessee will not be required to attorn to a purchaser, mortgagee or trustee unless such third party enters into a non-disturbance agreement with the Lessee in a form satisfactory to the Lessee, acting reasonably.

12.2  Status Statement

      For the purpose of confirming the status of this Lease to any person, including a purchaser or proposed purchaser or mortgagee or proposed mortgagee of the Lands and Building, the Lessee shall from time to time and within seven (7) days of written request, execute and deliver to the Lessor a statement in writing certifying that this Lease is unmodified or, if modified, stating the modifications, that it is in full force and effect, the amount of the annual rent paid hereunder, the dates to which such rent and other charges hereunder have been paid, and whether there is any existing default on the part of the Lessor of which the Lessee has notice. The Lessee agrees that the statement so delivered shall be binding and may be relied upon by the person to whom it is directed.

12.3  Non-disturbance Agreement

      The Lessor agrees that concurrently with the execution of this Lease, it will provide the Lessee with non-disturbance agreements acceptable to the Lessee and the Lessor, both acting reasonably, from any mortgage holders or lien holders having priority to this Lease.

12.4  Registration

      The Lessee may at its option and at the cost and expense of the Lessee, cause this Lease or a Short Form Lease to be registered in the Vancouver Land Title Office. All expenses with respect to the said registration, including all governmental registration fees and if required, the costs of surveying the Demised Premises, or the Lands and Building and all other costs incidental to preparing a plan and documents in registrable form, shall be entirely borne by the Lessee.

                        PART 13 -- OVERHOLDING BY LESSEE

13.1  Month to Month Tenancy

      (a) The Lessor shall grant to the Lessee the automatic provision to hold over the Demised Premises for up to six (6) months at the end of the Term at a monthly rent of 115% of the monthly Basic Rent payable during the last month of the Term plus the Lessee's Proportionate Share of Operating Costs and Additional Rent payable hereunder, provided the Lessee has notified the Lessor of its intention to waive its Option to Renew in Part 17 and notifies the Lessor in writing (the "Notice") of the date (the "Termination Date") the Lessee shall vacate the Demised Premises, it being understood and agreed that such Notice shall be delivered no later than nine (9) months prior to expiry of this Lease otherwise this Section 13.1 shall be deemed waived.

      (b) The tenancy created thereby shall be a month to month tenancy which will terminate on the Termination Date (and not earlier, except in the event of a default pursuant to Section 11.1 of this Lease), and shall not be deemed to be a tacit renewal of this Lease, and otherwise on the terms and conditions herein set out, save and except for any rights pursuant to Parts 16 or 17 hereof granted to the Lessee herein.


                          PART 14 - LESSOR'S COVENANTS

14.1  Lessor's Covenants

      The Lessor covenants with the Lessee, so long as the Lessee is not in breach of any of its covenants hereunder, as follows:

      (a) Quiet Enjoyment. To permit, subject as herein provided, the Lessee to peaceably possess and enjoy the Demised Premises for the Term and any renewals without any disturbance or interruption by the Lessor or by its successors and assigns, or by any person claiming by, through or under the Lessor;

      (b) Utilities. To make available to the Demised Premises electricity and power requirements pursuant to sections 4.7(a) and 4.7B(a) to this Lease, and, in normal quantities gas, water, and other public utilities generally made available to other tenants of the Building by the Lessor, unless otherwise provided for in the Lease, save and except that the Lessor shall not be obligated to provide heating and air conditioning of the Demised Premises, provided that the Lessor shall have no liability for failure to supply utilities when prevented from doing so by repairs, or causes beyond the Lessor's reasonable control;

      (c) Repair and Maintenance. To repair or maintain and to keep in good repair as would a prudent owner the foundations, outer walls, roof, spouts and gutters of the Building and all of the common areas therein, parking areas, and the plumbing, sewage and electrical systems therein except to the extent that they are located on the Demised Premises or in any other portions of the Lands and the Building occupied by other tenants; provided that the Lessor shall use reasonable efforts in exercising its rights under this clause so as to minimize any interference with the Lessee's business and use of the Demised Premises, the Lessee shall not have any right to object to nor any right to any claim of damages or any reduction or abatement of Rent in respect of the exercise of the Lessor's rights under this clause. The Lessee shall permit the Lessor, its servants or agents upon forty-eight (48) hours' prior written notice (or without notice in the case of an emergency) to enter the Demised Premises from time to time for the purpose of inspecting and making repairs, alterations or improvements to the Building, and the Lessee shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby, provided the Lessor takes all practical measures to minimize any interference with the Lessee's business;

      (d) Use of Common Areas. To permit the Lessee and its employees and all persons lawfully requiring communication with them to have the use in common with others of the entrance from the parking area and the stairways, corridors and easterly elevator in the Building (excepting those common areas for which the Lessee is entitled to exclusive access as set out in this Lease), subject to such reasonable rules and regulations as the Lessor may make in regard thereto from time to time, provided that the Lessor shall in no way be responsible or obligated for failure to enforce any rules and regulations in this regard. The Lessor agrees that the Lessee shall be entitled to exclusive access to the Main Entry, the westerly elevator closest to Mainland Street and the loading bays, except as otherwise provided in this Lease. The Lessee agrees that the costs of repairs and maintenance for the westerly elevator (other than the refinishing work described in section 4.7B(m) will be for the account solely of the Lessee, and will not be included in Operating Costs. When a card access security system is installed upon the Building by the Lessor the Lessee shall abide by any rules and regulations regarding the use of said system made by the Lessor and shall pay upon demand any costs or charges incurred by the improper use of the said system by the Lessee, its servants or agents;

      (e) Lessor to Act Reasonably. The Lessor shall act reasonably and expeditiously to minimize the extent and duration of any stoppage, interruption or reduction of the services, systems and utilities servicing the Demised Premises. The Lessor shall give the Lessee reasonable advance notice of any planned stoppage, interruption or reduction, shall advise the Lessee prior to scheduling such work to enable the Lessee to schedule its business to minimize disruption, and shall to the extent commercially reasonable consider the Lessee's reasonable scheduling suggestions.

14.2  Environment Warranty - Lessor

      The Lessor represents and warrants that to its knowledge the Lands and the Building comply in all material respects with all applicable federal, provincial or local environmental, health and safety statutes and regulation, that there are no Hazardous Substances in the Building or in or about the Lands with the exception of underground oil tanks and of trace amounts of asbestos which potentially may remain within inaccessible areas, but to the Lessor's knowledge such areas meet or exceed acceptable levels for commercial buildings as determined by applicable governmental authorities (including, without limitation, regulations under the Workers Compensation Act (British Columbia)). The Lessor further represents and warrants that it will be responsible for the cost of removing any asbestos which is exposed on any floor of the Building during demolition, that it will repair any damage done to the Building as a result of such removal and that neither the Lands nor the Building are subject to any outstanding orders or directives pursuant to any judicial orders or safety statutes or regulations. Any future testing of any Hazardous Substances or potentially Hazardous Substances not caused by the Lessee or those for whom the Lessee is responsible at law shall be at the sole cost and expense of the Lessor, and if it is determined by the Lessor, or any regulatory body, that removal is necessary, the removal and disposal of the said substances shall be at the sole cost and expense of the Lessor. The Lessor agrees to indemnify the Lessee and its directors, officers, employees, agents, successors and assigns from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all legal and consultants' expenses and the cost of remediation of the Building and any adjacent property) arising from or in connection with:

      (a) any breach of or non-compliance with the provisions of this Section by the Lessor; or

      (b) the existence of, or the release into the environment of, any Hazardous Substances in the Building or in or about the Lands caused by the underground oil tanks or by the Lessor or those for whom the Lessor is responsible for at law.

      The obligations of the Lessor under this Section shall not survive the expiry or earlier termination of this Lease.


                          PART 15 -- GENERAL CONDITIONS

15.1  Rules and Regulations

      The Lessor reserves the right to make such Rules and Regulations as in its judgment, acting reasonably, may from time to time be necessary and or desirable for the proper operation, safety, security, parking, environment, care, access and cleanliness of the Building and for the preservation of order and the Lessee agrees that it will abide thereby and that its employees, agents, servants and any others permitted by the Lessee to occupy or enter the Demised Premises will, at all times, abide by such rules and regulations of which it has notice, and that a default in the performance and observation thereof shall have the same effect as a default under any of the covenants or conditions of this Lease. The Rules and Regulations attached as Schedule "B" hereto shall be applicable until amended by the Lessor.

15.2  Notice

      Any notice, demand, request, consent or objection required or contemplated to be given or made by any provision of this Lease shall be given or made in writing and either delivered personally or sent by facsimile (604-687-6340) or by registered mail, postage prepaid, addressed:

      (a)   to the Lessor at:

                  520 -- 701 West Georgia Street
                  Vancouver, British Columbia
                  V7Y 1A1

            and to:

                  990 -- 1040 West Georgia Street
                  Vancouver, British Columbia
                  V6E 4H1

            and to:

                  905 Cambie Street
                  Vancouver, British Columbia
                  V6B 1A9

      (b)   or to the Lessee at:

                  840 Cambie Street
                  Vancouver, British Columbia
                  V6B 4J2
                  Attention:  Director of Facilities

      (c)   with a copy to the Lessee, at:

                  c/o 920 Disc Drive
                  Scotts Valley, CA
                  U.S.A
                  95066

                  Attention:  Corporate Real Estate Manager (Mail Stop S1/03/M8)

      or to such other address which either party may from time to time notify the other in writing. The time of giving or making such notice, demand, request, consent or objection shall be, if delivered or sent by facsimile, when delivered or transmitted, and if mailed, then on the 4th business day after the day of mailing thereof. In the event of a mail strike, mail slowdown or other labour dispute which might affect delivery of such notice, then all such notices and demands shall be delivered or transmitted by facsimile. If in this Lease two or more persons are named as Lessee such notice, demand, request, consent or objection shall be sufficiently given or made if and when the same shall be given to any one of such persons.

15.3  Showing of Premises

      The Lessee shall permit the Lessor or its agents or employees to show the Demised Premises to prospective investors, purchasers, agents, brokers and lenders at any time during the Term during normal business hours upon not less than twenty-four (24) hours' prior written notice to the Lessee, and to prospective tenants during the last nine (9) months of the Term (if the Term has not been renewed by the Lessee) during normal business hours upon twenty-four (24) hours' prior written notice to the Lessee, provided in each such case the Lessor is accompanied by the representative of the Lessee, the group consists of no more than three (3) persons and no pictures are taken within the Demised Premises and the Lessor shall act reasonably and shall not unduly disrupt the Lessee's use and quiet enjoyment of the Demised Premises.

15.4  Dispute Resolution

      In the event the Lessor and the Lessee are unable to agree as to any matters set out in this Lease which require agreement (save and except the rent to be determined pursuant to Section 17.1), then either party may notify the other, by written notice (in this Section, the "Notice"), of a desire to resolve the dispute by mediation and a meeting will be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If, within fourteen (14) days after such meeting or such further period as is agreeable to the parties (the "Negotiation Period"), the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance from the British Columbia International Commercial Arbitration Centre if they have been unable to agree upon such appointment within twenty (20) days following the conclusion of the Negotiation Period. If the parties are not successful in resolving the dispute through mediation, or if the mediation has not commenced within thirty (30) days following the Negotiation Period, then the parties agree that the dispute will be settled by arbitration pursuant to the Commercial Arbitration Act of British Columbia, as amended from time to time, or any like statute in effect from time to time and the decision of such arbitrator(s) shall be final and binding upon the parties.


                         PART 16 - RIGHT OF FIRST OFFER

16.1  Right of First Offer

      Provided that the Lessee is not in breach of this Lease, the Lessor will grant to the Lessee the right of first offer during the Term and any renewal thereof to lease the Remainder First Floor Premises on an "as is where is" basis without any loan, inducement, allowance or Lessor's Repairs/Work, on the terms and conditions provided herein and otherwise on the terms and conditions of this Lease, mutatis mutandis, as follows:

      (a) not more than nine (9) months or less than two (2) months before the date the Lessor expects the Remainder First Floor Premises, or any part thereof, to become available (i.e. the date the term of the existing lease will expire or terminate if the existing tenant does not have a contractual right of renewal), the Lessor shall deliver to the Lessee notice in writing identifying what part of the Remainder First Floor Premises is available and the date upon which it will be available;

      (b) the Lessee shall have twenty (20) business days from the date of receipt of such notice within which to advise the Lessor, in writing, that it exercises its option to lease the part of the Remainder First Floor Premises set out in the notice;

      (c) the Basic Rent per square foot of the Remainder First Floor Premises shall be equal to the Basic Rent per square foot of the Original Premises payable by the Lessee under this Lease from time to time;

      (d) the term of the lease of any such part of the Remainder First Floor Premises shall commence on the date thirty (30) days following the date upon which the space becomes vacant (as specified in the notice) and shall terminate on the expiry of the Term of this Lease or any renewal thereof;

      (e) if the Lessee fails to exercise its option with respect to any part of the Remainder First Floor Premises, this option with respect to such part only shall become null and void and have no further effect but shall continue to apply if such part again becomes available to lease and with respect to any other part of the Remainder First Floor Premises;

      (f) any inducements or allowances provided for in this Lease shall not apply to or benefit any premises leased under this option; and

      (g) if the whole of the Remainder First Floor Premises becomes available, the Lessee may only exercise this right of first offer with respect to the whole of the Remainder First Floor Premises.

                            PART 17 - OPTION TO RENEW

17.1  Grant of Option

      Provided the Lessee is not in breach of this Lease, the Lessee shall have the right to renew this Lease with respect to either:

      (a) the whole of the Demised Premises and any additional space leased pursuant to Section 16.1; or

      (b) subject to Section 17.4, only that part of the Demised Premises located on the first floor of the Building together with the exclusive use of the First Floor Patio,

      at the option of the Lessee, for one additional term of five (5) years on the same terms and conditions, save only for the Basic Rent, Lessor's Repairs/Work, the Loan, or any Lessee inducements or Lessee allowances. For greater certainty, the Lessee may exercise this renewal option for either the whole or a part of the Demised Premises as set out above.

17.2  Basic Rent

      If the Lessee exercises this option to renew with respect to the whole of the Demised Premises, the Basic Rent during the renewal period shall be the then fair market rent of comparable "Office Premises" (as defined in Section 17.5) inclusive of such tenant inducements as free Basic Rent, tenant improvement allowances and other incentives, if any, offered by landlords of such Office Premises at the time agreed between the parties, and failing such agreement within four (4) months of the date of the exercise of the option, as determined by arbitration pursuant to the Commercial Arbitration Act of British Columbia. If the Lessee exercises this option to renew with respect only to the first floor of the Building, then the Basic Rent during the renewal term will be the fair market rent as established above, provided that in no event will the Basic Rent be less than the Basic Rent payable during the immediately preceding year of the Term, nor will it be more than $18.00 per square foot of Rentable Area.

17.3  Exercise of Option

      To exercise this Option to Renew, the Lessee shall give written notice to the Lessor as follows:

      (a) if the Vancouver English Centre (or its successors or assigns) does not exercise its option to renew that portion of the first floor of the Building which it is currently leasing (the "Remainder First Floor Premises"), then the Lessor will on or before July 30, 2011 provide written notice (the "Renewal Notice") to the Lessee that the Vancouver English Centre has not exercised its option to renew its lease with respect to the Remainder First Floor Premises, and in such event if the Lessee proposes to exercise its option to renew only that part of the Demised Premises located on the first floor of the Building, then the Lessee shall give written notice to the Lessor that it exercises such option to renew within thirty (30) days of receiving the Renewal Notice from the Lessor; and

      (b) if the Lessor does not provide the Lessee with a Renewal Notice within the time limited above, or the Lessee intends to exercise its option to renew with respect to the whole of the Demised Premises, then no later than twelve (12) months prior to the expiry of the Term the Lessee shall give written notice to the Lessor that it exercises such option to renew;

      otherwise this Option to Renew shall be deemed waived.

17.4  Remainder First Floor Premises

      The Lessee agrees that in the event it exercises its option to renew only that part of the Demised Premises located on the first floor of the Building, then, in the event that the Lessor has provided the Lessee with the Renewal Notice within the time limited, then the Lessee will lease from the Lessor the Remainder First Floor Premises for the balance of the existing Term and the renewal term at the fair market rent for such premises as established in Section 17.2 above. The Lessor agrees to provide the Remainder First Floor Premises to the Lessee in an "as is condition" on the date following the end of the term of the lease to the Vancouver English Centre. The Rent payable by the Lessee with respect to the Remainder First Floor Premises will not commence until the date which is 105 days following the date possession is provided to the Lessee to enable the Lessee to fixture the Remainder First Floor Premises.

17.5  Office Premises

      For the purposes of Section 17.2, "Office Premises" means office premises with base building systems including, without limitation, HVAC, electrical systems, lighting and plumbing, all at a standard consistent with the systems then supplying the Demised Premises, but without Lessee finishings including, without limitation, all floor coverings, ceiling treatments if installed at the cost of the Lessee, wall coverings, interior walls and all built-in improvements including any raised flooring, cupboards, shelving, lockers, sinks, appliances and showers.

17.6  Amendments to the Lease

      The Lessee acknowledges that certain of its rights set out in this Lease were granted by the Lessor in consideration for the Lessee leasing the whole of the Demised Premises. Accordingly, notwithstanding the terms and conditions of Section 17.1, the Lessee agrees that in the event it exercises its option to renew only that part of the Demised Premises located on the first floor of the Building, then its rights under Part 19 and its rights relating to exclusivity (with the exception of the First Floor Patio) will be surrendered including, without limitation, signage rights, naming rights, exclusive use of the Main Entry, exclusive use of the westerly elevator, exclusive use of the Second Floor Patio, and exclusive use of certain building loading bays. In the event the Lessor and the Lessee are unable to agree, each acting reasonably, as to whether additional rights are to be affected and the manner in which they are to be affected, then such dispute will be settled in the manner set out in
      Section 15.4 of this Lease.

                              PART 18 -- INDEMNITY

18.1  Indemnity

      In consideration of the Lessor leasing the Demised Premises to the Lessee and the sum of $1.00 now paid by the Lessor to the Indemnifier and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Indemnifier), the Indemnifier unconditionally agrees to and covenants with the Lessor to indemnify and save harmless the Lessor from any loss, cost or damage, including consequential loss and costs on a solicitor and own client basis, which the Lessor may sustain, incur or become liable for by reason of:

      (a) the failure, for any reason, of the Lessee to pay all rent or other moneys contemplated to be payable by this Lease at the times and in the manner contemplated by this Lease up to and including December 31, 2015;

      (b) the failure, for any reason, of the Lessee to observe and perform every obligation contemplated to be performed by the Lessee under this Lease;

      (c) any act or action by the Lessor for or in connection with the enforcement of this Lease;.

      (d) with respect to the whole of the obligations of the Lessee under this Lease from the date the EML Inducement is paid by the Lessor to the Lessee to and including the date the Lessee takes complete occupancy of the Remainder Premises and is carrying on its business in the Remainder Premises, but the amount of such indemnity is limited to the amount of the EML Inducement which has been advanced by the Lessor to the Lessee;

      (e)   with respect to the Remainder Loan(s); and

      (f) any loss, cost, or damage suffered by the Lessor arising out of any failure by the Tenant to pay any rent or other amounts payable described in subsections (a), (b), (c) and (d) above, the Remainder Loan(s) or to perform any of the obligations of the Tenant under the Lease or arising out of the failure by the Tenant to complete performance of its obligations under the Lease as a result of the disclaimer of the Lease or other extinguishments of the Lease obligations prior to the termination date of this Lease;


18.2  Enforcement of Indemnity

      The Lessor shall have the right to enforce this Indemnity regardless of the acceptance of additional security from the Lessee and regardless of the release or discharge of the Lessee by the Lessor or by others or by operation of any law.

18.3  Continuation of Indemnity

      This Indemnity is absolute and unconditional and, without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity shall not be deemed to have been waived, released, discharged, impaired, or affected by reason of the release or discharge of the Lessee in any receivership, bankruptcy, winding-up, or other creditors' proceedings, or the rejection, surrender, disaffirmation, or disclaimer of this Lease by any party or in any action or proceeding, and shall continue with respect to the periods prior thereto and thereafter for and with respect to the Term and any renewals thereof. The liability of the Indemnifier shall not be affected by any repossession of the Demised Premises by the Lessor, provided however that the net payments received by the Lessor, after deducting all costs and expenses of the repossession and re-letting the same, shall be credited from time to time by the Lessor to the account of the Indemnifier and the Indemnifier shall pay any balance owing to the Lessor from time to time immediately upon ascertainment.

18.4  No Defence

      No action or proceeding brought or instituted under this Indemnity and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity by reason of any further default or default hereunder or in the performance and observance of the covenants, agreements, conditions and provisos of this Lease.

18.5  Modification in Writing

      No modification of this Indemnity shall be effective unless the modification is in writing and signed by the Indemnifier and the Lessor.

18.6  Authority

      The Indemnifier covenants with the Lessor that the Indemnifier has the necessary power to give this Indemnity and is jointly and severally bound with the Lessee for the fulfilment of all obligations of the Lessee under this Lease as though the Indemnifier was the Lessee named in this Lease.

18.7  Enurement

      All of the covenants, agreements, conditions and provisos of this Indemnity shall extend to and be binding upon the Indemnifier, its successors and assigns and shall enure to the benefit of and may be enforced by the Lessor, its successors and assigns and the holder of any mortgage to which this Lease may be subject and subordinate from time to time.

18.8  Assignments, Reorganization, Etc.

      Notwithstanding any other provision of this indemnity, in the event this Lease is assigned, sublet or otherwise transferred by the Lessee with or without the consent of the Lessor or there is a reorganization, merger, sale, partnership change or other change in ownership interest in the Lessee, the Indemnifier shall remain liable for the performance of its obligations hereunder, except that the indemnity of the Indemnifier will not extend to any new obligation of the transferee assumed in a modification of this Lease.

18.9  New Lease

      If this Lease is terminated, disclaimed, or surrendered (other than if voluntarily surrendered by the Lessee with the Lessor's consent), then at the option of the Lessor the Indemnifier will lease the Demised Premises from the Lessor on the terms and conditions of this Lease, except as to any extension or renewal, for a term equal in duration to the residue of the term remaining unexpired at the date of the termination, disclaimer, or surrender. It will not be necessary for a further lease document to be executed by the Indemnifier (but the Lessor may require a new lease document to be executed), and the execution of this Lease by the Indemnifier will be treated as executed by the Indemnifier as tenant of a lease of the Demised Premises on the conditions of this Lease. The Indemnifier will accept that lease and pay rent and observe and perform the terms and conditions of that lease. The Indemnifier will do all acts and execute all such documents as the Lessor may reasonably require to give effect to the intent of this section 18.9.

18.10 Governing Law and Attornment

      This Agreement will be governed by and construed in accordance with British Columbia law and the applicable Canadian laws, and will be treated in all respects as British Columbia contract, and the Indemnifier agrees to attorn to the jurisdiction of the British Columbia courts.

                      PART 19 -- RIGHT OF FIRST OPPORTUNITY

19.1  Right of First Opportunity

      The Lessor agrees that it will not market the Lands and the Building for sale without first providing the Lessee with the right of first opportunity set out in this Section 19.1. If not in default of any of the material terms or conditions of this Lease, and subject to Section 19.2 herein, the Lessee will have an exclusive right of first opportunity during the Term and any renewal thereof to purchase the Lands and the Building, free and clear of all liens, charges and encumbrances other than the encumbrances set out in Schedule "C" to this Lease (the "Permitted Encumbrances"), and the Lessor's mortgage or mortgages if the Lessor intends to take the Lands and the Building to market with an assumption of such mortgage or mortgages, on the following terms:

      (a) the Lessor agrees that before marketing the Lands and the Building, the Lessor will first provide the Lessee with written notice (the "Offer Notice") specifying the purchase price (the "Purchase Price") at which the Lessor intends to take the Lands and the Building to market and whether or not the Lessor's mortgage or mortgages are to be assumed;

      (b) if the Lessee advises the Lessor, in writing, within twenty (20) business days of receipt of the Offer Notice that the Lessee is interested in purchasing the Lands and the Building, each of the Lessee and the Lessor will negotiate, in good faith, to finalize and execute a purchase agreement in which the Lessee acquires the Lands and the Building from the Lessor;

      (c) if the Lessee and the Lessor are unable to finalize and execute a purchase agreement within sixty (60) days of receipt by the Lessee of the Offer Notice, then the Lessor will have twelve (12) months to sell the Lands and the Building to a third party on whatever terms and conditions the Lessor may decide in its sole discretion, provided such purchase price is not less than 95% of the purchase price offered by the Lessor to the Lessee within such sixty (60) day period; and

      (d) in the event that the Lessor does not sell the Lands and the Building to a third party within the twelve (12) month period, this right of first opportunity will continue to apply to the Lands and the Building.

19.2  Right of First Refusal to Purchase

      If not in default of any of the material terms and conditions of this Lease, the Lessor hereby grants to the Lessee a right of first refusal, irrevocable with the time limited herein, to purchase the Lands and the Building on the terms and conditions set forth in this Section 19.2. The Lessor hereby covenants and agrees that it shall not, prior to the expiration or earlier termination of the Term, including any renewal thereof, sell, agree to sell, transfer or in any manner dispose of or agree to dispose of the Lands and the Building or any part thereof except pursuant to a bona fide arms' length offer (the "Third Party Offer") which is conditional upon the Lands and the Building first being offered to the Lessee pursuant to this right of first refusal and in accordance with the following procedure:

      (a) if the Lessor receives a Third Party Offer which the Lessor is prepared to accept, the Lessor shall send a notice of its intention to accept such Third Party Offer to the Lessee together with a duplicate copy of such Third Party Offer;

      (b) such notice sent by the Lessor to the Lessee shall constitute an offer (the "Offer") to the Lessee to sell to the Lessee the Lands and the Building on exactly the same terms and conditions as set forth in the Third Party Offer excepting only any condition precedent pertaining to due diligence inquiries with respect to the Lands, the Building and this Lease;

      (c) the Offer shall be open for acceptance by the Lessee for a period of fifteen (15) business days from the date the Offer is made to the Lessee;

      (d) if the Lessee accepts the Offer within the time limited, then there shall be a binding agreement of purchase and sale for the Lands and the Building between the Lessee and the Lessor on the terms and conditions of the Offer;

      (e) if the Lessee does not accept the Offer within the time limited, then the Lessor may accept the Third Party Offer and may complete the sale and purchase contemplated therein and the Lessee shall forthwith provide the Lessor with the necessary release of this Right of First Refusal; and

      (f) if the sale and purchase pursuant to the agreement constituted by the acceptance of the Third Party Offer shall not complete on the intended closing date or within three (3) months thereafter if agreed to by the Lessor and the Third Party, then this right of first refusal shall again continue to be binding upon the Lessor and the Lessee on the terms and conditions set out in this Section 19.2.

19.3  Exceptions to Right of First Refusal to Purchase

      Notwithstanding the terms and conditions of Section 19.2, the Lessor shall be entitled to transfer or assign the Lands and the Building to a corporation controlled by the Lessor, or affiliated to the Lessor, or to a corporation which controls the Lessor, or solely to one of the corporations comprising the Lessor or to the shareholders of either such corporation, without having to comply with the terms and conditions of
      Section 19.2.


               PART 20 -- CONTRACTION AND EARLY TERMINATION RIGHT

20.1  Contraction and Early Termination Right

      Provided the Lessee is not, at the time of the exercise of this option, in default under any of the material terms and conditions of this Lease, and has not assigned the Lease (with the exception only of an assignment pursuant to Section 8.2) or sublet the entire Demised Premises, the Lessee will have one option to surrender any floor, or the whole, of the Demised Premises effective on June 30, 2010 (the "Surrender Date") and otherwise, on the following terms and conditions:

      (a) the option must be exercised by delivery to the Lessor of written notice on or before June 30, 2009 which must specify the area to be surrendered (the "Surrendered Area");

      (b) the Surrendered Area must be either the whole of the Demised Premises or any one or more floors comprising the Demised Premises to the full extent such floor or floors are leased by the Lessee;

      (c) on the Surrender Date the Lessee will deliver up possession of the Surrendered Area in accordance with the provisions of this Lease, and covenants and agrees to concurrently deliver to the Lessor a cancellation payment (plus applicable goods and services tax) equal to the aggregate of:

            (i) the unamortized balance, as of the Surrender Date, of that portion of the HVAC inducement described in Section 4.3 of this Lease attributable to the Surrendered Area, if any, which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payments over the period from January 1,2003 to December 31, 2014;

            (ii) the unamortized balance, as of the Surrender Date, of the lighting inducement described in Section 4.7(b) of this Lease which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payment over the period from January 1,2003 to December 31, 2014;

            (iii) if any part of the Surrendered Area includes a washroom for which the Lessee received an inducement pursuant to Section 4.9(a) of this Lease, the unamortized balance, as of the Surrender Date, of the amount of such inducement which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payments over the period from January 1,2003 to December 31, 2014;

            (iv) the unamortized balance, as of the Surrender Date, of that portion of the corporate entrance inducement described in
                  Section 4.9(b) of this Lease, which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payments over the period from January 1, 2003 to December 31, 2014;

            (v) the unamortized balance, as of the Surrender Date, of that portion of the EML Inducement attributable to the Surrendered Area, if any, which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payments over the period from January 1,2003 to December 31, 2014;

            (vi) if the second floor is part of the Surrendered Area, the unamortized balance, as of the Surrender Date, of the Patio Inducement which has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payment over the period from January 1,2003 to December 31, 2014;

            (vii) if any part of the Surrendered Area includes a washroom for which the Lessee received an inducement pursuant to Section 4.7B(h) of this Lease, the unamortized balance, as of the Surrender Date, of the amount of such inducement which has been amortized using the mortgage method at an annual interest rate of

                   8% and assuming equal monthly payments over the period from January 1,2003 to December 31, 2014;

            (viii) the unamortized balance, as of the Surrender Date, of a proportionate share of the leasing commission paid by the Lessor (and confirmed in writing by the Lessor to the Lessee) with respect to the amendment and restatement of this Lease which was made effective February 28, 2002, such share to be the proportion that the Rentable Area of the Surrendered Area is of the Rentable Area of the Demised Premises, which share has been amortized using the mortgage method at an annual interest rate of 8% and assuming equal monthly payments over the period from January 1, 2003 to December 31, 2014; and

            (ix) a sum equal to twelve (12) months Rent per square foot of the Surrendered Area.

      (d) if the Lessee shall neglect or fail to make the full payment described in Section 20.1(c) on or before the Surrender Date then, notwithstanding anything herein to the contrary, at the option of the Lessor, the Lessor may either pursue any remedy available to it at law and otherwise to claim and collect such payment or give notice to the Lessee that this Lease shall continue in full force and effect as if such option had not been exercised and the Lessee shall then remain bound by all of the terms and conditions of this Lease, except for this Part 20 which shall automatically terminate and be at an end;

      (e)   upon exercising such option:

            (i) the Lessee shall not be entitled to assign this Lease (with the exception only of an assignment pursuant to Section 8.2), or sublet all or any part of the Surrendered Area as provided for in this Lease;

            (ii) all of the terms and conditions of Part 19 of this Lease shall automatically terminate and be at an end;

            (iii) if the first floor comprises all or a part of the Surrendered
                  Area then section 16.1 shall automatically terminate and be at an end; and

            (iv) exclusive signage rights pursuant to Section 5.5 shall automatically terminate and be at an end;

      (f) if the Lessee vacates any part or parts of the Surrendered Area prior to the Surrender Date, the Lessee acknowledges and agrees that the Lessor may enter in and take possession of such area or areas prior to the Surrender Date for any purpose the Lessor desires without affecting, modifying or reducing in any way the obligations and covenants of the Lessee pursuant to this Lease, except that:

            (i) the Lessee shall have no further obligations or liabilities with respect to any part or parts of the Surrendered Area for which the Lessor has entered and taken possession from the date the Lessor has entered and taken possession other than to pay Rent until the Surrender Date and the cancellation payment described in Section 20.1(c); and

            (ii) in so doing, the Lessor must not disrupt the business operations of the Lessee;

      (g) such surrender, and the acceptance thereof by the Lessor, will be without prejudice to any claims or liabilities of the parties existing prior to the applicable Surrender Date;

      (h)   Rent will be apportioned as at the Surrender Date;

      (i) if the Surrendered Area comprises more than 50% of the Rentable Area of the Demised Premises, then the Lessee will, as at the Surrender Date, also surrender its rights relating to exclusivity (with the exception of the First Floor Patio or the Second Floor Patio if the Lessee continues to lease the first floor or the second floor, as the case may be) including, without limitation, naming rights for the Building but subject to Sections 20.1(e)(iv), (j), (k) and (l);

      (j) if the Surrendered Area contains either the second floor or third floor, then from and after the earlier of the Surrender Date and the date upon which the Lessee vacates a part or parts of the Surrendered Area the exclusive use of the Main Entry and the westerly elevator shall automatically terminate and be at an end;

      (k) if the Surrendered Area contains the first floor, then from and after the earlier of the Surrender Date and the date upon which the Lessee vacates a part or parts of the Surrendered Area the Lessee shall only be entitled to the use and enjoyment of one exclusive loading bay;

      (l) if the Surrendered Area contains either the second and/or third floor, but not the first floor, then from and after the earlier of the Surrender Date and the date upon which the Lessee vacates a part or parts of the Surrendered Area the Lessee shall only be entitled to the use and enjoyment of two exclusive loading bays; and

      (m) from and after the Surrender Date (or earlier if the Lessee vacates any part or parts of the Surrendered Area prior to the Surrender Date as contemplated in Section 20.1(f)) and the Lessor elects to take possession of such Surrendered Area prior to the Surrender Date the Lessor shall be entitled to use any HVAC equipment installed at any time by the Lessee in any part of the Surrendered Area and on the roof area as described in Section 4.3 and related base building services including, without limitation, power supply that services any of the Surrendered Area, in common with the Lessee, provided such HVAC equipment continues also to service those parts of the Demised Premises which are not surrendered by the Lessee, and the maintenance and repair of such HVAC equipment is wholly assumed by the Lessor as an Operating Cost to be allocated proportionately to the leased premises within the Building which are serviced by the HVAC equipment.

20.2  Partial Floor Areas

      In addition to the written notice pursuant to Section 20.1(a), the Lessee may submit to the Lessor written notice that it wishes to include in the Surrendered Area an area that is only a part of a floor. The delivery of such notice shall not be considered notice pursuant to Section 20.1(a). Upon receipt of such further notice from the Lessee, the Lessor shall be entitled, in its full and absolute discretion, to determine whether the Lessee may include in the Surrendered Area any part of the Building which does not comprise a full floor to the extent such floor is being leased by the Lessee.

                            PART 21 -- MISCELLANEOUS

21.1  Joint and Several Obligations

      If there be more than one Lessee, the covenants and obligations hereunder on the part of each Lessee, respectively, shall be deemed to be joint as well as several.

21.2  Time of the Essence

      Time shall be of the essence of this Lease.

21.3  Headings

      The headings appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any provision hereof.

21.4  Naming Rights

      The Lessee shall have the exclusive naming rights to the Building throughout the Term and any renewal thereof if the Lessee exercises its option to renew the whole of the Demised Premises, subject only to the approval by each of the Lessor and the City of Vancouver as to the design and sign location and Smithe Street signage rights granted to the Vancouver English Centre.

21.5  Loading Dock

      After completion of the Lessor's Repairs/Work contemplated in Section 4.7B, the Lessee shall be granted the exclusive use of four (4) bays in the loading dock area during the Term and any renewal thereof together with forklift access from the loading bays to the Lessee's ground floor space, at no charge, it being understood and agreed that intermittent loading and unloading required for building operations shall be permitted in such bays.

21.6  Governing Law

      This Lease shall be construed and governed by the laws of the Province of British Columbia. All of the provisions of this Lease shall be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph. Should any provision of this Lease be illegal or not enforceable, it or they shall be considered separate and several from the Lease and its remaining provisions and conditions shall remain in force and be binding upon the parties hereto as though the illegal or unenforceable provision or provisions or conditions had never been included.

21.7  Entire Agreement

      The Lessee acknowledges that there have been no representations or warranties made by the Lessor which are not set out in this Lease. This Lease embodies the entire terms of the lease agreement with respect to the Building and the Demised Premises between the Lessor and the Lessee, and supersedes all prior agreements, if any, with respect to the Demised Premises between the parties hereto.




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

21.8  Enurement

      This Lease shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns and other legal representatives, as the case may be.

IN WITNESS WHEREOF the parties hereto have duly executed this Lease as of the date first above written.


LESSOR

LAURELTON INVESTMENTS LTD.


Per:    /s/ Joseph Segal
        ----------------------------
        Authorized Signatory


KBK NO. 197 VENTURES LTD.


Per:    /s/ Joseph Segal
        ----------------------------
        Authorized Signatory




LESSEE

CRYSTAL DECISIONS, CORP.


Per:    /s/ Eric Patel
        ----------------------------
        Authorized Signatory




INDEMNIFIER

CRYSTAL DECISIONS, INC.


Per:    /s/ Susan J Wolfe
        ----------------------------\
        Authorized Signatory

                                  SCHEDULE "A"


                                PLAN OF PREMISES

                           (OUTLINED IN BLACK AND RED)

                                  SCHEDULE "B"


                              RULES AND REGULATIONS

1. The Lessee shall at all times abide by all laws, rules, regulations, ordinances, provisions and requirements relating to the Building or to the Demised Premises of which it has notice and shall keep the Demised Premises, its employees, servants, agents and invitees under its control so as to prevent the performance of any act, or the carrying on of any practice which would damage the Building or its reputation or the Demised Premises or could injure or annoy the other tenants in the Building, their employees, servants, agents, or invitees or the public.

2. The Lessee shall not keep or display any merchandise on, or otherwise obstruct the corridors or other areas adjacent to the Demised Premises. The Lessee agrees to promptly remove any displays or merchandise that the Lessor feels is objectionable.

3. The Lessee shall not overload any floor of the Demised Premises: in excess of one hundred (100) pounds per square foot live load on the 1st floor of the Building; one hundred and fifty (150) pounds per square foot live load on the 2nd floor of the Building; and fifty (50) pounds per square foot live load on the 3rd floor of the Building; nor shall it hang or suspend from any ceiling or any part of the Building any equipment, displays, fixtures or signs which are not authorized by the Lessor or its architects.

4. The Lessee shall at all times keep the Demised Premises in a clean and sanitary condition, including the inside and outside of all glass, the doors and windows of the Demised Premises, together with all exterior store front surfaces of the Demised Premises, in accordance with the laws and direction, rules and regulations of any governmental, municipal or other agency having jurisdiction. In the event that the Lessor, in its sole discretion, determines that a Lessee's premises is unsightly, the Lessor, shall have the right to require the Lessee to install, at the Lessee's sole cost and expense, venetian window blinds of a type satisfactory to the Lessor within thirty (30) days after having received written notice from the Lessor. The Lessee shall not place, or permit to be placed, any obstructions or merchandise, on, in or near any corridors, rear entrances, service corridors or loading areas. The Lessee agrees to remove all merchandise from the loading area immediately upon such merchandise being delivered.

5. The Lessee shall notify the Lessor, in writing, of its intention to add or modify lighting, electrical wiring or plumbing in the Demised Premises, and shall obtain the Lessor's written approval prior to carrying out said work. In any event, all such work shall be carried out by qualified, licensed tradesmen in accordance with all applicable building codes.

6. The Lessee and Lessee's employees and agents shall not solicit business in the parking area or sidewalks surrounding the Building or other common areas, nor shall a Lessee distribute or post any handbills or other advertising material in the parking area or other common areas of the Building.

7. The Lessee shall not use or permit the use of any objectionable advertising medium such as, without limitation, loudspeakers, phonographs, televisions, public address systems, sound amplifiers, radio or broadcasting within the Building which is in any way audible or visible outside of the Demised Premises. No aerial shall be erected on the roof or exterior walls of the Demised Premises, or on the ground, without, in each instance, the written consent of the Lessor, such consent not to be unreasonably withheld or delayed. Any aerial installed without such written consent shall be subject to removal without notice at any time.

8. The plumbing facilities shall not be used for any other purpose than that for which they were constructed, and no foreign substance of any kind shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this provision shall be borne by the Lessee whose employees, agents or invitees shall have caused it.

9. For the benefit and welfare of all lessees of the premises of the Building, as it may exist from time to time, the Lessor shall have the right to issue further reasonable rules and regulations and such further rules and regulations shall thereupon be binding upon the Lessees. The Lessee agrees to comply with all rules and regulations on notice to the Lessee from the Lessor.

                                  SCHEDULE "C"

                             (INTENTIONALLY DELETED)

                                  SCHEDULE "C"


                             PERMITTED ENCUMBRANCES

Easement and Indemnity Agreement 103977M

Easement and Indemnity Agreement N7627

Equitable Charge N 7628

Easement and Indemnity Agreement N88387

Easement and Indemnity Agreement GC69464 with respect to Lots 60 and Z only

Indemnity Agreement 449690M with respect to Lot 61 only

Easement and Indemnity Agreement N7624 with respect to Lot Z only

Statutory Right of Way N7629 with respect to Lot Z only